UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DUNKIN’ BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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130 Royall Street

Canton, Massachusetts 02021

March 27, 2017

Dear Shareholder:

We cordially invite you to attend our 2017 Annual Meeting of Shareholders on Wednesday, May 10, 2017, at 10:00 a.m. (local time), to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169.

Again this year, Dunkin’ Brands has elected to deliver our proxy materials to the majority of our shareholders over the Internet under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 27, 2017, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2017 Annual Meeting of Shareholders and our 2016 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one shareholder to attend the 2017 Annual Meeting of Shareholders. On March 27, 2017, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2017 Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 16, 2017. All shareholders must also present a valid form of government-issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on May 10th.

Sincerely,

Nigel Travis

Chairman and Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2017

The 2017 Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Wednesday, May 10, 2017, at 10:00 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the two directors specifically named in the proxy statement, each for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	To approve, if properly presented, a shareholder proposal regarding a report on the environmental impact of K-Cup pods brand packaging.

•	To conduct any other business properly brought before the meeting.

Shareholders of record at the close of business on March 16, 2017 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 16, 2017, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2016 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2017 Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 16, 2017. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Rich Emmett Secretary

Canton, Massachusetts

March 27, 2017

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May  10, 2017

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2017 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. In addition to voting on the Internet, you may vote by telephone using the toll-free telephone number contained on the Notice, proxy card, or voting instruction card or by mail by completing and returning a proxy card or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Shareholders of record at the close of business on March 16, 2017 are entitled to vote at the meeting. Each of the 92,066,316 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended December 31, 2016 (fiscal 2016) are being first mailed or made available to shareholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 10, 2017: Our proxy statement is attached. Financial and other information concerning Dunkin’ Brands is contained in our annual report to shareholders for the fiscal year ended December 31, 2016. The proxy statement and our fiscal 2016 annual report to shareholders are available on our website at http://investor.dunkinbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting and you should read the entire proxy statement. For more complete information regarding the Company’s 2016 performance, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

VOTING AND MEETING INFORMATION

It is very important that you vote in order to play a part in the future of the Company. Please carefully review the proxy materials for the 2017 Annual Meeting of Shareholders, which will be held on Wednesday, May 10, 2017 at 10:00 a.m. (local time) at the Boston Marriott Quincy, 1000 Marriott Park Drive, Quincy, Massachusetts.

Who is Eligible to Vote?

Shareholders of record at the close of business on March 16, 2017 are entitled to vote at the 2017 Annual Meeting. Each of the 92,066,316 shares of common stock outstanding on the record date is entitled to one vote.

How You May Vote

Even if you plan to attend the Annual Meeting in person, please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions:

INTERNET	PHONE	MAIL

Visit the website listed on your proxy card/voting instruction form to vote via the internet.	Call the telephone number on your proxy card/voting instruction form to vote by phone.	Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

Attending the Annual Meeting

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 16, 2017, or hold a valid proxy for the Annual Meeting from such a shareholder. Please see page 70 of the Proxy Statement for further details.

Roadmap of Voting Matters

Shareholders are being asked to vote on the following matters at the 2017 Annual Meeting of Shareholders:

Board Recommendation
Item 1. Election of Directors (page 15)
The Board believes that each Director nominee has the professional and personal qualifications and experiences to continue to meaningfully contribute to an effective and well-functioning Board.	FOR each Director Nominee
Item 2. Advisory Vote to Approve Executive Compensation (page 61)
The Company has designed its compensation programs to attract and retain industry-leading talent, to link compensation actually paid to achievement of our financial, operational and strategic goals, to reward individual performance and contribution to our success, and to enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon. The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 24 and the Compensation Tables section beginning on page 46. The Board values shareowners’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR
Item 3. Ratification of the Appointment of KPMG LLP as Independent Auditors (page 64)
The Audit Committee has appointed KPMG LLP to serve as independent auditors for the fiscal year ending December 30, 2017. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Independent Auditors is in the best interests of the Company and its shareowners. As a matter of good corporate governance, shareowners are being asked to ratify the Audit Committee’s selection of the independent auditors.	FOR
Item 4. Shareholder Proposal Regarding a Report on the Environmental Impact of K-Cup Pods Brand Packaging (page 65)
The proposal calls for a report assessing the environmental impacts of K-Cup pods brand packaging. The Company is not the manufacturer of Dunkin’ Donuts branded K-Cup pods, which are made by our partner Keurig Green Mountain, Inc. (“Keurig”). As the manufacturer of the packaging, Keurig is in the best position to provide the information called for by the proposal, and has made such information publicly available on its website. We have previously released a statement on sustainable packaging that is publicly available on our website, which acknowledges Keurig’s publicly stated intention to make 100 percent of K-Cup pods recyclable by 2020 and also directs readers to Keurig’s publicly available information regarding the environmental impact of its K-Cup pods. The Company and the Board believe that all of the information asked for by the report is already publicly available and that the requested report would be a waste of our resources and not in the best interest of our shareholders, franchisees, or our guests.	AGAINST

GOVERNANCE

The Company believes good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interest of Dunkin’ Brands and our shareholders. The Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. The following table summarizes certain of our corporate governance best practices and facts about the Board of Directors and the Company:

✓	7 of 8 Directors are Independent	✓	Diverse Board in Terms of Gender, Ethnicity, Experience and Skills
✓	Lead Independent Director	✓	Strong Commitment to Corporate Social Responsibility
✓	Annual Board and Committee Self-Assessment	✓	Policy Providing for Return of Incentive Compensation under Certain Circumstances (“Clawback Policy”)
✓	Directors are Required to Tender Resignation on receiving less than Majority Vote	✓	Stock Ownership Guidelines for Executives and Directors
✓	Directors are Required to Tender Resignation on Job Change	✓	Hedging, Short Sale and Pledging Policies
✓	Independent Directors Meet Without Management Present	✓	Average Director Tenure of 7.4 years
✓	Robust Shareholder Engagement Practices	✓	Annual Board Evaluation of Chief Executive Officer

BOARD OF DIRECTORS

The following table provides summary information about each member of our Board of Directors, including those who are nominated for election at the Annual Meeting. Detailed information about each Director’s background, skillset and areas of experience can be found beginning on page 15.

Name	Age	Director since	Occupation and Experience	Independent	Committee Memberships	Other Current Public Company Boards
Irene Chang Britt*	54	2014	Former President, Pepperidge Farm, a subsidiary of Campbell Soup Company	✓	Audit Nominating & Corporate Governance	• TerraVia Holdings, Inc. • Tailored Brands, Inc.
Michael Hines*	61	2011	Former Executive Vice President and CFO of Dick’s Sporting Goods, Inc.	✓	Audit Nominating & Corporate Governance	• GNC Holdings, Inc. • The TJX Companies, Inc.
Raul Alvarez+	61	2012	Chairman of the Board at Skylark Co., Ltd.; Former President and COO of McDonald’s Corporation	✓	Compensation	• Lowe’s Companies, Inc. • Eli Lilly and Company • Realogy Holdings Corp.
Anthony DiNovi	54	2006	Co-President of Thomas H. Lee Partners, L.P.	✓	Compensation	• West Corporation
Nigel Travis	67	2009	Chairman and CEO of Dunkin’ Brands			• Office Depot, Inc.
Sandra Horbach	56	2006	Managing Director and Co-Head of the US Buyout Group at The Carlyle Group	✓	Nominating & Corporate Governance Compensation	• Nature’s Bounty, Inc.
Mark Nunnelly	58	2006	Special Advisor to the Governor and Executive Director of MassIT	✓	Compensation	• Genpact, Inc.
Carl Sparks	49	2013	CEO of Academic Partnerships	✓	Audit	• Vonage Holdings Corp.

*Nominee

+Lead Independent Director

2016 PERFORMANCE HIGHLIGHTS

Company Performance

We believe that our named executive officers were instrumental in helping us drive results in 2016 and in assessing our competitive position and shaping a long-term strategic plan that will best position the Company for continued growth in 2017 and beyond. Fiscal 2016 was a year of significant operational achievements and strong financial performance, while we also returned approximately $165 million to shareholders in the form of share repurchases and an increased quarterly dividend. Financial and operational highlights of our fiscal 2016 performance include the following:(1)

•	Increased revenue: Increased revenue to $828.9 million, a 2.2% increase from fiscal 2015 or $820.1 million on a 52-week basis, a 1.1% increase.

•	Expanded global presence: Opened 508 net new Dunkin’ Donuts and 215 net new Baskin-Robbins locations globally, bringing Dunkin’ Brands to 20,080 total points of distribution as of year-end 2016.

•	Continued success with the channel business: Dunkin’ Donuts retail branded products, including Dunkin’ Donuts K-Cups, bagged coffee and creamers, each grew faster than their respective categories, indicating an increased share of the market for each product.

•	Leveraged technology to drive results: Grew the DD Perks Loyalty Program to over 6 million members and held our first-ever “Perks Week” promotion in November, during which transactions by members of the program accounted for more than 11% of Dunkin’ Donuts total U.S. transactions. In June, we also launched the On-the-Go ordering platform nationwide. In addition, we successfully launched the Baskin-Robbins mobile app in August.

•	Grew worldwide sales: Grew global systemwide sales by 6.6% over fiscal 2015, or 5.2% on a 52-week basis.

•	Drove positive comparable store sales in Dunkin’ Donuts U.S. and Baskin-Robbins U.S.: Increased Dunkin’ Donuts U.S. comparable store sales by 1.6% and Baskin-Robbins U.S. comparable store sales by 0.7%.

•	Increased earnings per share and adjusted earnings per share(2): Increased diluted earnings per share by 95.4% to $2.11, or 92.6% to $2.08 on a 52-week basis, over fiscal 2015; Increased diluted adjusted earnings per share by 17.1% to $2.26, or 15.5% to $2.23 on a 52-week basis, over fiscal 2015.

While driving successful 2016 results, our named executive officers also kept a focus on the long term. While we ended the year within our guidance range, we were not satisfied with the Dunkin’ Donuts U.S. comparable store sales performance and do not believe that we have yet unleashed the full potential of Dunkin’ Donuts in the U.S. To improve comparable store sales performance and with the goal of getting back to positive transaction growth, management designed, based on considerable consumer research, and began executing against a new 6-part strategic growth plan, with the support of the franchisees. The plan is focused on (i) further building our coffee culture by more aggressively pursuing coffee innovation, (ii) improving our innovation process in enhancing core product quality and accelerating our ability to take new products to market, (iii) implementing targeted value and smart pricing, (iv) leading in the use of digital technology, including growing our best-in-class loyalty program, mobile ordering and delivery, (v) continuing to improve our restaurant experience, and (vi) driving Dunkin’ branded consumer packaged goods into new channels. This plan is designed for the long-term, to drive comparable store sales and traffic for Dunkin’ Donuts U.S. and to protect and grow the long-term health and relevancy of the brand.

(1)	The fiscal year ended December 31, 2016 included 53 weeks, as compared to 52 weeks for the fiscal year ended December 26, 2015. The impact of the extra week in the fiscal year ended December 31, 2016 reflects our estimate of the additional week in fiscal 2016 on certain revenues and expenses.
(2)	Adjusted earnings per share is a non-GAAP measure calculated using adjusted net income, reflecting net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of joint ventures, and certain other items, net of the tax impact of such adjustments. Please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 21, 2017.

HOW PAY IS TIED TO COMPANY PERFORMANCE

Under our executive compensation program, a significant portion of the CEO’s and other Named Executive Officers’ annual total direct compensation is variable based on our operating performance and/or our stock price, as shown below:

In 2016, over 81% of our CEO’s compensation and an average of approximately 71% of the compensation of our other NEO’s was tied directly to the Company’s operating performance and/or the Company’s stock price.

For more information, see “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2016 Compensation” below.

CEO Compensation NEO Compensation

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

Our Board of Directors has established an audit committee, a compensation committee and a nominating & corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our Board of Directors. The members of each committee are appointed by the Board and serve until their successors are elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Our Board of Directors held 5 meetings in fiscal 2016. During fiscal 2016, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

During fiscal 2016, the Board had three standing committees: Audit, Compensation and Nominating & Corporate Governance. The table below provides information about the membership of these committees during fiscal 2016:

Name	Audit		Compensation		Nominating & Corporate Governance
Raul Alvarez			X	*
Irene Chang Britt	X				X	*
Anthony DiNovi			X
Michael Hines	X	*			X
Sandra Horbach			X		X
Mark Nunnelly			X
Carl Sparks	X
Nigel Travis
Joseph Uva (1)			X		X

Number of meetings during fiscal 2016	7		5		2

*	Chair
(1)	Mr. Uva resigned from the Board and each committee on which he served effective June 28, 2016. At that time, Ms. Chang Britt joined the Nominating & Corporate Governance Committee as its Chair.

Audit Committee

The audit committee’s primary duties and responsibilities are to:

•	Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•	Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The audit committee consists of Ms. Chang Britt, Mr. Hines and Mr. Sparks. The Board has determined that each member of the audit committee is an independent director pursuant to the requirements of the Sarbanes-Oxley Act of 2002, NASDAQ and all other applicable laws and regulations and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the audit committee. Our Board of Directors has adopted a written charter under which the audit committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the compensation committee is to assist the Board of Directors in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The compensation committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. Under the committee charter, the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser only after conducting an independence assessment of such advisor as required under NASDAQ rules. The compensation committee consists of Mr. Alvarez, Mr. DiNovi, Ms. Horbach and Mr. Nunnelly. Mr. Uva served as a member of the compensation committee prior to his resignation from the Board in June 2016. Mr. Alvarez serves as chair of the compensation committee. The Board has determined that each member of the compensation committee is an independent director as defined under SEC and NASDAQ rules. Our Board of Directors has adopted a written charter under which the compensation committee operates. A copy of the charter is available on our website.

Nominating & Corporate Governance Committee

The purpose of the nominating & corporate governance committee is to identify individuals qualified to become members of the Board of Directors, to recommend director nominees for each annual meeting of shareholders, to recommend nominees for election to fill any vacancies on the Board of Directors, and to address related matters. The nominating & corporate governance committee reviews and recommends to the Board of Directors any required changes to the corporate governance principles applicable to the Company and is responsible for leading the annual review of the Board’s performance. The nominating & corporate governance committee consists of Ms. Chang Britt, Mr. Hines, and Ms. Horbach. Ms. Chang Britt was appointed as a member and the chair of the nominating & corporate governance committee in June 2016, replacing Mr. Uva. The Board has determined that each member of the nominating & corporate governance committee is an independent director as defined under NASDAQ rules. Our Board of Directors has adopted a written charter under which the nominating & corporate governance committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board believes that evaluating the executive team’s management of the various risks confronting Dunkin’ Brands is one of its most important areas of oversight.

In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risks to the Company’s operations, plans, prospects or the Company’s or either of our brands’ reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Compensation of Directors

Non-Employee Director Compensation Program

We designed our non-employee director compensation program with input from the Compensation Committee’s independent compensation consultant, Pearl Meyer, to provide compensation levels at the median of our peer group then used for compensation purposes. Under our non-employee director compensation program, each member of our Board of Directors who is not an employee of the Company is eligible to receive compensation for his or her service as a director. Non-employee directors receive an annual board retainer, inclusive of meeting fees, of $70,000. The Lead Director receives an additional annual retainer of $25,000. The chair of the Audit Committee receives an additional annual retainer of $15,000, the chair of the Compensation Committee receives an additional annual retainer of $12,500 and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500. In addition to cash retainers, non-employee directors receive an annual grant of restricted stock units, the fair market value of which is approximately $110,000. These restricted stock units become fully vested on the first anniversary of the date of grant, subject to the director’s continued service through the vesting date. In addition, the Board may approve additional compensation for our non-employee directors in recognition of significant additional responsibilities undertaken by the director, as it did for Ms. Chang Britt during our 2016 fiscal year, as described below.

We maintain two non-qualified deferred compensation plans: the Dunkin’ Brands Non-Qualified Deferred Compensation Plan (the “NQDC Plan I”) and the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan II (the “NQDC Plan II”), which we refer to collectively as the “Deferred Compensation Plan”. The NQDC Plan II replaced the NQDC Plan I effective as of January 1, 2015 with respect to deferrals made after that date. Under the Deferred Compensation Plan, a non-employee director may elect to defer all or part of the cash we would otherwise pay him or her and/or the shares of our common stock he or she would otherwise receive upon settlement of his or her restricted stock units. Amounts deferred by a non-employee director under the Deferred Compensation Plan are credited to a deferred stock unit account, which is credited with dividend equivalents upon the payment of any dividends by us to our shareholders. All amounts deferred under the Deferred Compensation Plan are only distributable upon the termination of the non-employee director’s board service. During fiscal 2016, Messrs. Alvarez, DiNovi, Hines and Sparks and Mss. Chang Britt and Horbach elected to defer cash and/or restricted stock unit awards under the Deferred Compensation Plan.

Director Compensation for 2016

The following table sets forth information concerning the compensation earned by our non-employee directors during our 2016 fiscal year. Directors who are employees of the Company do not receive any fees for their service as directors. Mr. Travis’s compensation is included with that of our other named executive officers below in “Executive Compensation.”

Name	Fees Earned Or Paid In Cash (1)	Stock Awards (2)	Total
Raul Alvarez (3)	$107,500	$110,029	$217,529
Irene Chang Britt (4)	$103,791	$110,029	$213,820
Anthony DiNovi	$70,000	$110,029	$180,029
Michael Hines (5)	$85,000	$110,029	$195,029
Sandra Horbach	$70,000	$110,029	$180,029
Mark Nunnelly	$70,000	$110,029	$180,029
Carl Sparks	$70,000	$110,029	$180,029
Joseph Uva (6)	$38,324	$110,029	$148,353

(1)	All cash retainer payments are made quarterly in arrears. Amounts shown in this table are not reduced to reflect the director’s election, if any, to defer receipt of his or her cash retainer payments under the Deferred Compensation Plan.
(2)	Reflects the grant date fair value of restricted stock units granted to non-employee directors as determined under FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of each award received was calculated by multiplying the number of restricted stock units granted to the director by the accounting value of each restricted stock unit in accordance with FASB ASC Topic 718. These amounts represent the value of the annual equity award we granted to our non-employee directors in accordance with our non-employee director compensation program described above, and reflect rounding up in the number of restricted stock units granted to avoid the grant of fractional units. As of December 31, 2016, each of our non-employee directors who were then serving on the Board of Directors held 2,484 restricted stock unit awards that will vest on May 11, 2017, subject to continued service on the Board through the vesting date. None of our non-employee directors held any other stock awards or held any stock options as of December 31, 2016.
(3)	Includes annual cash retainer payments of $70,000 for board service, $12,500 as compensation for Mr. Alvarez’s role as Compensation Committee Chair and $25,000 as compensation for his role as Lead Director.
(4)	In 2016, Ms. Chang Britt performed significant work on behalf of the Board relating to the Company’s long-term strategic planning. In recognition of the substantial time and effort expended by Ms. Chang Britt on this project, the Board approved a one-time payment to her in the amount of $30,000. The amount of fees earned or paid in cash shown for her includes her annual cash retainer payment of $70,000 for Board service, the $30,000 one-time payment and $3,791 as pro-rata compensation for her role as Nominating and Corporate Governance chair, which she assumed on June 28, 2016.
(5)	Includes annual cash retainer payments of $70,000 for Board service and $15,000 as compensation for Mr. Hines’ role as Audit Committee Chair.
(6)	Mr. Uva resigned from the Board of Directors effective June 28, 2016. Amounts shown include pro-rata annual cash retainer payments of $34,615 for Board service and $3,709 as compensation for Mr. Uva’s role as Nominating and Corporate Governance Committee Chair. Due to Mr. Uva’s resignation, his restricted stock unit award for 2016 was forfeited and did not vest.

Director Ownership Guidelines

Under our director ownership guidelines, each non-employee director is expected to own shares of our common stock in an amount equal to five times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares owned directly as well as share equivalents, including shares credited to a non-employee director’s stock unit account under the Deferred Compensation Plan. As of the end of our fiscal year, each of our non-employee directors had met the director ownership guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of two Directors with terms expiring in 2017 (Class III), three Directors with terms expiring in 2018 (Class I) and three Directors with terms expiring in 2018 (Class II). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the two Class III Director nominees will stand for election to a three-year term expiring at the 2020 Annual Meeting. The persons named in the enclosed proxy will vote to elect Michael Hines and Irene Chang Britt as Directors unless the proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, both of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that both of our nominees possess the professional and personal qualifications necessary for Board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2020 (Class III Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Mr. Hines was previously elected to the board by shareholders. Ms. Chang Britt was appointed by the Board of Directors in May 2014.

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Michael Hines, 61

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and of The TJX Companies, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Irene Chang Britt, 54

Director since 2014

Ms. Chang Britt served as President, Pepperidge Farm, a subsidiary of Campbell Soup Company from August 2012 to February 2015 and also held the position of Senior Vice President, Global Baking and Snacking for Campbell from October 2010 to February 2015. Ms. Chang Britt joined Campbell in 2005 and held a series of leadership positions with Campbell including Senior Vice President and Chief Strategy Officer and President, North America Foodservice. Ms. Chang Britt currently serves on the board of directors of Tailored Brands, Inc. and TerraVia Holdings, Inc., and formerly served on the board of Sunoco, Inc. Ms. Chang Britt brings to the Board a deep knowledge of the consumer packaged goods category, and extensive executive experience.

Directors with Terms Expiring in 2018 (Class I Directors)

Sandra Horbach, 56

Director since 2006

Ms. Horbach is a Managing Director of The Carlyle Group, where she serves as Co-Head of the US Buyout Group. Ms. Horbach currently serves as a director of Acosta Sales & Marketing, Nature’s Bounty, Inc., and Novolex as well as a number of not-for-profit organizations. Prior to joining Carlyle, Ms. Horbach was a General Partner at Forstmann Little, a private investment firm, and an Associate at Morgan Stanley. She has also served on the boards of Beats, philosophy, Vogue, CVC, Citadel Broadcasting Corporation and The Yankee Candle Company, Inc. Ms. Horbach has extensive experience in the retail and consumer industries, and experience on other public and private boards.

Mark Nunnelly, 58

Director since 2006

Mr. Nunnelly currently serves as Special Advisor to the Governor and Executive Director of MassIT, the Massachusetts Office of Information Technology. Previously, Mr. Nunnelly was Commissioner of the Department of Revenue for The Commonwealth of Massachusetts, and prior to that was a Managing Director at Bain Capital Partners, LLC (“Bain Capital”) until 2014. Prior to joining Bain Capital in 1989, Mr. Nunnelly was a Partner at Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly serves on the board of directors of Genpact, Inc., as well as several not-for-profit corporations, and formerly served on numerous public and private boards, including Domino’s Pizza, Inc., Bloomin’ Brands, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the Board.

Carl Sparks, 49

Director since 2013

Mr. Sparks serves as Chief Executive Officer of Academic Partnerships, a role he has held since April 2016. Academic Partnerships is one of the leading companies in helping public universities migrate to online student recruitment and course delivery. Prior to this role, Mr. Sparks served as the Chief Executive Officer of Travelocity Global, one of the leading companies in online travel, and a division of Sabre Inc., from April 2011 through April 2014. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Mr. Sparks is also a director of Vonage Holdings Corp. Mr. Sparks brings expertise in digital marketing, brand management, as well as executive experience, to the Board.

Directors with Terms Expiring in 2019 (Class II Directors)

Raul Alvarez, 61

Director since 2012

Mr. Alvarez is currently Chairman of the Board at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez is a director at Lowe’s Companies, Inc., Eli Lilly and Company and Realogy Holdings Corp. and served as a director of McDonald’s Corporation and KeyCorp until 2009. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez brings significant experience in the quick service restaurant industry as well as executive leadership experience to the Board.

Anthony DiNovi, 54

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of West Corporation. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Nigel Travis, 67

Director since 2009

Mr. Travis has served as Chief Executive Officer of Dunkin’ Brands since January 2009 and assumed the additional role of Chairman of the Board in May 2013. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves as a director of Office Depot, Inc. and formerly served on the boards of Lorillard, Inc. and Bombay Company, Inc. As our Chief Executive Officer, Mr. Travis brings to the board a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the quick service restaurant and retail industries.

CORPORATE GOVERNANCE

Board Independence. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that each current member of our Board of Directors, with the exception of Mr. Travis, our Chief Executive Officer, is independent under the governance and listing standards of NASDAQ.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating & Corporate Governance Committee and the Compensation Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees. Under its charter, our Nominating & Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating & Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Nominating & Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Dunkin’ Brands within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication of willingness to provide such other information as the Nominating & Corporate Governance Committee may reasonably request. Recommendations should be sent to Rich Emmett, Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021. The Nominating & Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating & Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. Jon Luther, our former non-executive Chairman, retired from the Board of Directors in May 2013. At that time, the Board appointed Nigel Travis, our Chief Executive Officer, to the additional role of Chairman of the Board and named Raul Alvarez as Lead Independent Director. Mr. Travis has been our Chief Executive Officer since 2009 and has significant prior experience with franchised businesses in the quick service restaurant and retail industries. Given Mr. Travis’ extensive experience and deep knowledge of our company and our industry, the Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for Dunkin’ Brands. As Chief Executive Officer, Mr. Travis is intimately involved in the day-to-day operations of our company and is best positioned to lead the Board in setting the strategic focus and direction for our company. As Lead Independent Director, Mr. Alvarez has the power to provide formal input into Board meeting agendas, to call meetings of the independent directors, and to preside at meetings of independent directors, as well as playing a key role in management and succession planning. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes a lead independent director, as well as the exercise of key Board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.

Majority Voting Guidelines. Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating & Governance Committee shall make a recommendation to the Board and the Board shall determine whether or not to accept such resignation within a period of 90 days following the shareholder vote, and will promptly publicly disclose its decision to accept or reject the resignation and, if rejected, the reasons for doing so.

Policies Relating to Directors. It is our policy that when a director’s principal occupation or business association changes during his or her tenure as a director, that director shall tender his or her resignation from the Board to the Chairman of the Board, with a copy to the Secretary, and the Board shall determine whether or not to accept such resignation. In addition, it is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. We expect each of our directors to attend the annual meeting of shareholders, and in 2016, each of our directors did attend.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code of Conduct”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code of Conduct covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code of Conduct is posted on our website, which is located at http://investor.dunkinbrands.com . We intend to disclose any future amendments to, or waivers from, the Code of Conduct for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Corporate Social Responsibility. At Dunkin’ Brands, we believe that being a socially responsible company is good business. We strive to be recognized as a company that responsibly serves our guests, franchisees, employees, communities, business partners and the interests of our planet. Our commitment to corporate social responsibility is defined by four priorities:

•	Our People. From our employees to our franchisees and crew members, we believe in treating everyone with respect and fairness.

•	Our Guests. We are passionate about offering our guests delicious products they will enjoy, giving them plenty of menu options, and providing accurate nutrition information so they can make the best choices for themselves.

•	Our Planet. We recognize that everything we do has an impact on the environment. From the materials we use, to the way we construct and operate our stores, to the products we source, we are committed to adopting better, more sustainable approaches whenever feasible.

•	Our Neighborhoods. Together with our franchisees, the Joy In Childhood Foundation provides the simple joys of childhood to sick and hungry kids. Since 2006, the foundation (formerly the Dunkin’ Donuts & Baskin-Robbins Community Foundation) has been deeply embedded in communities across the country and has donated more than $11 million to hundreds of national and local charities.

Dunkin’ Brands’ Corporate Social Responsibility (CSR) reports, available on our website at www.dunkinbrands.com/responsibility, provide an overview of our CSR goals and progress since 2010. We are reporting on a two-year cycle and our next CSR Report will be published in the spring of 2017.

Shareholder Engagement. We have a strong shareholder engagement program and value shareholder input. We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating & Corporate Governance Committee are available on our website at http://investor.dunkinbrands.com.

Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% or greater shareholders or their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 16, 2017 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares (1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
Janus Capital Management LLC (2)	9,242,756	10.0%
FMR, LLC (3)	8,199,903	8.9%
The Vanguard Group (4)	6,844,913	7.4%
BlackRock, Inc. (5)	6,834,296	7.4%
Meritage Group LP (6)	4,778,484	5.2%

Directors and executive officers:
Nigel Travis	1,634,610	1.7%
Paul Carbone	277,226	*
David Hoffmann	—	*
Paul Twohig	263,041	*
William Mitchell	215,206	*
Raul Alvarez	11,193	*
Irene Chang Britt	6,461	*
Anthony DiNovi	9,454	*
Sandra Horbach	9,454	*
Michael Hines	14,939	*
Mark Nunnelly	9,454	*
Carl Sparks	8,074	*
All Directors and Executive Officers as a Group (17 persons)	2,933,167	3.1%

*	Indicates less than 1%
(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following person had the right to acquire on March 16, 2017 or within sixty (60) days thereafter through the exercise of stock options: Mr. Travis (1,359,712), Mr. Carbone (256,125), Mr. Twohig (247,725), Mr. Mitchell (209,839) and all directors and executive officers as a group (2,508,630). Includes shares of restricted common stock or restricted stock units subject to vesting conditions: Mr. Travis (150,000), Mr. Carbone (21,101), Mr. Alvarez (2,484), Ms. Chang Britt (2,484), Mr. DiNovi (2,484), Ms. Horbach (2,484), Mr. Hines (2,484), Mr. Nunnelly (2,484), Mr. Sparks (2,484), and all directors and executive officers as a group (188,489). Mr. Hoffmann was granted certain equity awards in connection with his hiring in October 2016, as described elsewhere in this proxy statement, but as of March 16, 2017, such equity awards had not yet vested and Mr. Hoffmann was not yet deemed to be the beneficial owner of any shares under such awards.
(2)	The information regarding Janus Capital Management LLC (“Janus”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed by Janus with the SEC on February 10, 2017, which reflects sole voting and dispositive power as to 9,242,756 shares and shared voting and dispositive power as to 102,600 shares. Janus reported its address as 151 Detroit Street, Denver, Colorado 80206.
(3)	The information regarding FMR LLC is based solely on information included in Amendment No. 9 to its Schedule 13G filed by FMR LLC and Abigail P. Johnson with the SEC on February 14, 2017, which reflects sole voting power as to 1,443,463 shares and sole dispositive power as to 8,199,903 shares by FMR LLC and shared voting and dispositive power as to 8,199,903 shares by Abigail P. Johnson. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. FMR LLC and Abigail P. Johnson reported their address as 245 Summer Street, Boston, Massachusetts 02210.

(4)	The information regarding The Vanguard Group (“Vanguard”) is based solely on information included in Amendment No. 3 to its Schedule 13G filed by Vanguard with the SEC on February 9, 2017, which reflects sole voting power as to 53,483 shares, shared voting power as to 10,399 shares, sole dispositive power as to 6,785,631 shares, and shared dispositive power as to 59,282 shares. Vanguard reported its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	The information regarding BlackRock, Inc. (“BlackRock”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed by BlackRock with the SEC on January 23, 2017, which reflects sole voting power as to 6,463,608 shares and sole dispositive power as to 6,816,737 shares, and shared voting and dispositive power as to 17,559 shares. BlackRock reported its address as 55 East 52nd Street, New York, New York 10055.
(6)	The information regarding Meritage Group LP (“Meritage”) is based solely on information included in Amendment No. 1 to its Schedule 13G filed by Meritage with the SEC on February 13, 2017, filed jointly with MWG GP LLC (“MWG”) and Meritage Fund LLC (“Meritage Fund”), which reflects shared voting and dispositive power of 4,778,484 shares for Meritage and MWG, and shared voting and dispositive power as to 4,692,741 shares for Meritage Fund. Meritage reports the address of Meritage, MWG and Meritage Fund as One Ferry Building, Suite 375, San Francisco, California 94111.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any greater than 10% beneficial owners to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during fiscal year 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions used to determine the compensation of our executive officers who are named in the “Summary Compensation Table” as well as the most important factors relevant to an analysis of those policies and decisions. Our “named executive officers” for fiscal 2016 are:

•	Nigel Travis, Chairman and Chief Executive Officer

•	Paul Carbone, Chief Financial Officer(1)

•	David Hoffmann, President, Dunkin’ Donuts U.S. and Canada(2)

•	Paul Twohig, Former President, Dunkin’ Donuts U.S. and Canada

•	William Mitchell, President, International

(1)	As previously publicly announced by the Company on March 23, 2017, Mr. Carbone has tendered his resignation from the Company, effective April 21, 2017. For more information, please see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2017.
(2)	In connection with Mr. Twohig’s previously announced retirement, Mr. Hoffmann was hired to assume the role of President, Dunkin’ Donuts U.S. and Canada, effective as of October 3, 2016.

Overview of compensation and fiscal 2016 performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, incentivize them to achieve company and individual performance goals, and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to the achievement of our financial, operating and strategic goals;

•	rewarding individual performance and contribution to our success; and

•	aligning the interests of our executive officers with those of our shareholders by delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. The elements of our executive compensation program are intended to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of these executives.

At our 2016 annual meeting of shareholders, approximately 89% of the votes cast on our “say on pay” proposal were in favor of the compensation of our executive officers. The Compensation Committee considered this positive support for our compensation practices and continued to make its compensation-related decisions consistent with the Company’s stated executive compensation philosophy.

Our compensation and governance practices

Described below are some of the practices that we consider good governance features of our executive compensation program.

Risk Mitigation - Our executive compensation program includes a number of controls that mitigate risk, including executive stock ownership and holding requirements and our ability to recover compensation paid to executives in certain circumstances, each as described below.

Robust Shareholder Engagement - We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels. In 2016, our management team met with representatives at many of our top institutional shareholders representing an aggregate of approximately 50% of our outstanding shares.

Compensation Clawback - Under our Incentive Compensation Recoupment policy, we can recover cash- or equity-based compensation paid to executives in various circumstances, including where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement (see “Clawbacks; Risk Assessment” below).

Performance-based Long-Term Incentive Compensation - In 2016, the equity awards granted to our Chairman and Chief Executive Officer and other named executive officers were comprised of a mix of time-vesting non-qualified stock options and performance stock units that vest after three years based on the achievement of pre-determined performance targets.

No Hedging or Pledging - We prohibit our executives and directors from pledging, hedging, or engaging in any derivatives trading with respect to shares of our common stock.

No Automatic Single-Trigger Change-in-Control Vesting - All equity awards granted since our initial public offering in July 2011 have double-trigger change-in-control vesting provisions.

No “Gross-ups” - We do not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers, other than in the case of certain relocation expenses, consistent with our relocation policy for all U.S.-based employees, and the special tax gross-up for living expenses for Mr. Hoffmann that he negotiated for in connection with his hiring.

Stock Ownership Requirements - We require our executive officers to meet stock ownership requirements, and we require them to retain 50% of the after-tax proceeds from stock option gains and the settlement of restricted stock units until they meet their required ownership levels (see “Stock Ownership Guidelines” below). In addition, shares of common stock delivered under performance stock units granted in 2016 generally may not be sold or transferred for one year following the dates the units vest, other than to satisfy tax withholding obligations. We also have stock ownership requirements for our directors, as discussed under “Compensation of Directors”.

No Repricing - Our equity incentive plan prohibits the repricing or exchange of stock options and stock appreciation rights without shareholder approval.

Independent Compensation Consultant - The Compensation Committee has engaged an independent compensation consultant, Pearl Meyer, that has no other ties to the Company or its management and that meets the independence standards of NASDAQ (see “Competitive market data and the use of compensation consultants” below).

No “Golden Parachutes” - Any potential payments to executives upon a termination of employment are relatively modest.

Perquisites - We provide our executives with a very limited range of executive perquisites and the aggregate value of all ongoing regular perquisites represents less than one-half of one percent of aggregate total compensation for our named executive officers.

Highlights of 2016 business performance

We believe that our named executive officers were instrumental in helping us drive results in 2016 and in assessing our competitive position and shaping a long-term strategic plan that will best position the Company for continued growth in 2017 and beyond. Fiscal 2016 was a year of significant operational achievements and strong financial performance, while we also returned approximately $165 million to shareholders in the form of share repurchases and an increased quarterly dividend. Financial and operational highlights of our fiscal 2016 performance include the following1:

•	Increased revenue: Increased revenue to $828.9 million, a 2.2% increase from fiscal 2015 or $820.1 million on a 52-week basis, a 1.1% increase.

•	Expanded global presence: Opened 508 net new Dunkin’ Donuts and 215 net new Baskin-Robbins locations globally, bringing Dunkin’ Brands to 20,080 total points of distribution as of year-end 2016.

•	Continued success with the channel business: Dunkin’ Donuts retail branded products, including Dunkin’ Donuts K-Cups, bagged coffee and creamers, each grew faster than their respective categories, indicating an increased share of the market for each product.

•	Leveraged technology to drive results: Grew the DD Perks Loyalty Program to over 6 million members and held our first-ever “Perks Week” promotion in November, during which

[1]	The fiscal year ended December 31, 2016 included 53 weeks, as compared to 52 weeks for the fiscal year ended December 26, 2015. The impact of the extra week in the fiscal year ended December 31, 2016 reflects our estimate of the additional week in fiscal 2016 on certain revenues and expenses.

transactions by members of the program accounted for more than 11% of Dunkin’ Donuts total U.S. transactions. In June, we also launched the On-the-Go ordering platform nationwide. In addition, we successfully launched the Baskin-Robbins mobile app in August.

•	Grew worldwide sales: Grew global systemwide sales by 6.6% over fiscal 2015 or 5.2% on a 52-week basis.

•	Drove positive comparable store sales in Dunkin’ Donuts U.S. and Baskin-Robbins U.S.: Increased Dunkin’ Donuts U.S. comparable store sales by 1.6% and Baskin-Robbins U.S. comparable store sales by 0.7%.

•	Increased earnings per share and adjusted earnings per share[2]: Increased diluted earnings per share by 95.4% to $2.11, or 92.6% to $2.08 on a 52-week basis, over fiscal 2015; Increased diluted adjusted earnings per share by 17.1% to $2.26, or 15.5% to $2.23 on a 52-week basis, over fiscal 2015.

While driving successful 2016 results, our named executive officers also kept a focus on the long term. While we ended the year within our guidance range, we were not satisfied with the Dunkin’ Donuts U.S. comparable store sales performance and do not believe that we have yet unleashed the full potential of Dunkin’ Donuts in the U.S. To improve our comparable store sales performance and with the goal of getting back to positive transaction growth, management designed, based on considerable consumer research, and began executing against a new 6-part strategic growth plan, with the support of our franchisees. The plan is focused on (i) further building our coffee culture by more aggressively pursuing coffee innovation, (ii) improving our innovation process in enhancing core product quality and accelerating our ability to take new products to market, (iii) implementing targeted value and smart pricing, (iv) leading in the use of digital technology, including growing our best-in-class loyalty program, mobile ordering and delivery, (v) continuing to improve our restaurant experience, and (vi) driving Dunkin’ branded consumer packaged goods into new channels. This plan is designed for the long-term, to drive comparable store sales and traffic for Dunkin’ Donuts U.S. and to protect and grow the long-term health and relevancy of the brand.

Fiscal 2016 compensation

Compensation of our Chairman and Chief Executive Officer

Consistent with our executive compensation principles described above, after considering his performance and assessing market competitiveness, the Compensation Committee, with advice from its independent consultant, set Mr. Travis’s salary and short- and long-term incentive compensation for fiscal 2016 as follows:

•	Mr. Travis’ annual base salary remained at $1.0 million;

•	Mr. Travis’ target bonus opportunity under our annual management incentive plan (the “Annual Plan”) remained at 110% of base salary; his actual 2016 award under the Annual Plan (paid in March 2017) was $983,425 (89.4% of target award);

[2]	Adjusted earnings per share is a non-GAAP measure calculated using adjusted net income, reflecting net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of joint ventures, and certain other items, net of the tax impact of such adjustments. Please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 21, 2017.

•	His 2016 annual long-term incentive awards had a grant date fair value of $3.339 million, 70% of which took the form of time-based stock options and 30% of which took the form of performance stock units (“PSUs”), which vest based on the achievement of quantifiable performance criteria and continued service.

•	In 2016, over 81% of Mr. Travis’s total compensation was tied to Company performance, with approximately 63% of the total attributable to long-term incentives as shown:

Compensation of our other Named Executive Officers

Hiring of Mr. Hoffmann

Effective October 3, 2016, the Company hired David Hoffmann as President, Dunkin’ Donuts U.S. and Canada. Mr. Hoffmann was hired to replace Paul Twohig who is retiring in March 2017. In determining Mr. Hoffmann’s compensation, Mr. Travis and the Compensation Committee took into consideration the value and structure of Mr. Hoffmann’s compensation arrangements with his then-current employer and, in particular, the intrinsic value of the equity awards he would be forfeiting if he resigned his employment to join Dunkin’ Brands. In addition to replacing Mr. Twohig, in hiring Mr. Hoffmann, Mr. Travis and the Compensation Committee also considered that they were hiring a potential successor to Mr. Travis, whose contract currently runs through December 31, 2018.

2016 Total Direct Compensation (TDC) - Nigel Travis, CEO

Mr. Travis recommended and the Compensation Committee approved, with advice from its independent compensation consultant, Mr. Hoffmann’s salary and short- and long-term incentive compensation under his employment offer letter as follows:

•	Annual base salary of $700,000;

•	Target bonus opportunity under the Annual Plan of 100% of base salary;

•	An annual long-term incentive award with a grant date fair value of $2.0 million to be delivered in accordance with the long-term incentive compensation program in effect at the time of the award.

In addition, in connection with his hiring, the Compensation Committee also approved a signing bonus of $1,100,000 (as further described below), a time-based restricted stock unit (“RSU”) award with a grant date fair value of approximately $1,400,000, and a PSU award with a grant date fair value of approximately $1,400,000 for Mr. Hoffmann. The signing bonus was intended to compensate Mr. Hoffmann for the annual bonus he expected to earn from his former employer for 2016 which was forfeited in order to join Dunkin’ Brands. To encourage Mr. Hoffmann to progress towards meeting the Company’s stock ownership guidelines for executives and to align his interests with those of our shareholders, the Compensation Committee incentivized Mr. Hoffmann to convert a portion of his signing bonus into RSUs, which are subject to vesting on the schedule described below, by providing him with an additional 25% of RSU value for each dollar of signing bonus that he chose to convert. Mr. Hoffmann elected to convert $450,000 of the cash value of the signing bonus into $562,500 of RSU value at the time of his hiring, with the remaining $650,000 in value to be paid in cash in March 2017 at the time the Annual Plan payments were being made. In structuring the equity awards, the Compensation Committee considered the intrinsic value and the form of equity awards Mr. Hoffmann was forfeiting and provided him with a value through new equity awards that it believed was fair to the Company and yet attractive enough for Mr. Hoffmann to consider leaving his prior employer.

Both RSU awards granted to Mr. Hoffmann will vest in equal installments on the first three anniversaries of his hire date, subject to his continued employment by Dunkin’ Brands through the applicable vesting date. The PSU award will vest three years from his hire date subject to the level of achievement of a three-year target for global adjusted operating income growth and will generally be subject to his continued employment through the end of the performance period.

The Compensation Committee also approved certain payments and benefits to Mr. Hoffmann due to the fact that he was living overseas and had to relocate him and his family to the U.S. in connection with becoming employed by the Company. In addition to reimbursing costs associated with relocating him and his family to the United States and up to three family visits, and providing for tax preparation and support for tax years impacted by his overseas assignment with his prior employer, the Compensation Committee also approved certain living expense-related payments to help ease the financial burden associated with Mr. Hoffmann’s family remaining overseas while he is no longer working there, together with a gross-up for related taxes.

Other Named Executive Officers

The compensation for our other three named executive officers was determined by the Compensation Committee based upon the recommendations of Mr. Travis and the other factors described below.

Mr. Travis’ recommendations were based on his evaluation of each individual’s performance during the year. When making its determinations, the Compensation Committee also considered compensation data from the peer group provided by the Compensation Committee’s independent consultant, internal pay relationships based on relative duties and responsibilities, the individual’s future advancement potential, and his impact on Dunkin’ Brands’ results. The Compensation Committee also considered the need to retain certain executives in light of the competitive hiring market.

In 2016, approximately 71% of the average total compensation paid to our other named executive officers (other than Mr. Hoffmann) was tied to Company performance, with 53% of the total attributable to long-term equity incentives as shown below.

Note: the graphic above excludes the compensation of Mr. Hoffmann, who was hired effective October 3, 2016 and was provided with a signing bonus and equity awards upon hire that were intended to compensate him for the bonus and equity value he forfeit upon leaving his former employer. We consider these compensation arrangements to be specific to Mr. Hoffmann’s hiring. All of his compensation earned as an employee of Dunkin’ Brands in fiscal year 2016 is included in the Summary Compensation Table.

2016 Total Direct Compensation (TDC) - NEO Average

Elements of named executive officer compensation

Base salary

We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer (except with respect to his own base salary) and are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Decisions regarding base salary increases may take into account the named executive officer’s current cash compensation, equity awards, and the amounts paid to individuals in comparable positions as determined through an analysis of our peer group and/or published data from independent third-party compensation survey providers. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and primarily based on the achievement of performance objectives.

In 2016, the Compensation Committee determined to maintain base salary levels for Messrs. Travis and Twohig. The increases in Messrs. Carbone and Mitchell’s base salary were based on peer group analysis performed by the Compensation Committee’s independent consultant that showed that the base salary for each was below the median for members of our peer group.

The table below shows the salaries for our named executive officers as determined by the Compensation Committee:

Name	2015 Annual Base Salary		2016 Annual Base Salary	% Increase	Notes
Nigel Travis		$1,000,000	$1,000,000	0.0%
Paul Carbone		$465,000	$500,000	7.5%	Prior to 2016 base salary increase, salary approximated the 25th percentile of CFOs in peer group companies.
David Hoffmann	$	N/A	$700,000	N/A	Mr. Hoffmann commenced employment with us on October 3, 2016 and his base salary for 2016 was pro-rated accordingly.
Paul Twohig		$600,000	$600,000	0.0%
William Mitchell		$475,000	$500,000	5.3%	Prior to 2016 base salary increase, salary approximated the 40th percentile for equivalent positions in peer group companies.

Short-term incentive plan

In addition to receiving base salaries, executives participate in the Annual Plan. We believe that annual incentives should be based upon actual performance against specific, measurable business objectives. Each year, the Compensation Committee reviews and establishes the performance metrics that will be used under the Annual Plan to help ensure that the program design appropriately motivates our executive officers to achieve important financial and operational goals. For 2016, in order to enhance our ability to deduct amounts paid under the Annual Plan as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code, the Compensation Committee established a maximum pool for annual awards (the “Maximum Pool”) under the Annual Plan. The Maximum Pool was determined based on the attainment of a global adjusted operating income goal. The maximum payout opportunity for Mr. Travis was set at 0.7% of global adjusted operating income, and the maximum payout opportunity was set at 0.35% of global adjusted operating income for Messrs. Carbone, Twohig and Mitchell, but, in each case, not more than the maximum award amount permitted under the Annual Plan. Notwithstanding the determination of the maximum payout opportunity with respect to each named executive officer (other than Mr. Hoffmann) based on the Maximum Pool, the Compensation Committee determined the amounts actually earned by such named executive officers consistent with the Annual Plan design for employees generally and as further described below.

For fiscal 2016, the Compensation Committee continued to use global adjusted operating income as the performance metric that would be used to determine the actual funding levels under the Annual Plan. The use of global adjusted operating income as the performance metric under the Annual Plan provides a link between the compensation payable to our executives and the value we create for our shareholders. Global adjusted operating income is also a key metric used by us and by our shareholders to evaluate our business performance. Global adjusted operating income is a non-GAAP financial measure. An explanation of how we calculate this measure is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

The Compensation Committee set the global adjusted operating income target for fiscal 2016 at a level it believed was both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target.

The level of potential funding under the Annual Plan for fiscal 2016 ranged from 0% to 225% of target based on our performance relative to the global adjusted operating income target, with a threshold funding level established by the Compensation Committee based on the minimum level of global adjusted operating income performance required for any level of funding under the Annual Plan.

Once our global adjusted operating income performance is determined after the close of the fiscal year, the actual funding level for bonuses that may be paid under the Annual Plan is established. This amount is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals such as revenue, comparable store sales and net development (i.e., the number of new store openings minus the number of store closings). These specific goals are chosen due to their impact on our profitability. These goals are arranged into three categories: Primary, Secondary and Personal. Primary business goals are key financial or operational goals that most directly influence our financial results. Secondary business goals are shared among all executives in order to encourage cross-functional collaboration. Personal goals are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Performance against each goal category is measured separately. In 2016, the Compensation Committee approved a change in the Annual Plan goal structure, both weighting and targets, to more appropriately reward the achievement of key business goals that drive the overall results of the Company, namely Dunkin’ Donuts U.S. comparable store sales and net development. The goals are now weighted as follows: Primary (50% from 35% in 2015), Secondary (25% from 30%) and Personal (25% from 35%). This weighting allows each set of goals to be taken into account in a meaningful way, while placing more weight on the achievement of the Company performance metrics that most directly drive overall results. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

In 2016, the Primary and Secondary business goals under the Annual Plan for Messrs. Travis, Carbone and Twohig were as follows.

Goal Type	Metric

Primary	Dunkin’ Donuts U.S. Comparable Store Sales (70%)
Dunkin’ Donuts U.S. Net Development (30%)

Secondary	Dunkin’ Brands, Inc. Global Total Revenue

In 2016, Mr. Mitchell’s Primary business goals under the Annual Plan were related to his International business unit responsibilities. He shared the same Secondary business goal with the other named executive officers. His goals were as follows:

Goal Type	Metric

Primary	Dunkin’ Brands International Adjusted Operating Income (70%)
Dunkin’ Brands International Net Development (30%)

Secondary	Dunkin’ Brands, Inc. Global Total Revenue

Mr. Hoffmann was not eligible to participate in the Annual Plan in 2016 due to the timing of his employment with Dunkin’ Brands and the fact that his signing bonus was intended to replace the 2016 annual bonus he forfeited by leaving his prior employer.

Our named executive officers’ Personal goals for 2016 were as follows:

Key Personal Goals Under the Annual Plan	Named Executive Officer(s) with Primary Accountability
• Delivering financial and operational goals for the relevant business unit(s).	All

• Increasing brand relevance through strong marketing and product plans.	Travis

•   Executing in-store sales-driving activities including On-the-Go ordering across the Dunkin’ Donuts U.S. system, Dunkin’ Donuts delivery/curbside/tablets test, and the Baskin-Robbins U.S. mobile application.

Travis & Carbone

• Expanding our global consumer engagement efforts in mobile, loyalty, media and public relations.	Travis & Twohig

• Implementing improvements to store operations and implementing new point-of-sale and back office systems in both brands.	Twohig & Carbone

• Capitalizing on new revenue streams and launching ready-to-drink beverage products.	Travis & Carbone

• Enhancing our overall guest experience; improving guest satisfaction scores by 1%.	Twohig

•   Achieving growth and expansion plans: accelerating redevelopment in Dunkin’ Donuts store development agreements, opening of budgeted new markets; executing key strategic changes in Europe/UK and with the Japan joint venture.

Twohig & Mitchell

• Developing the next generation of leaders at Dunkin’ Brands and continuing to make Dunkin’ Brands a great place to work for all employees	All

The achievement of Personal goals under the Annual Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee in determining annual bonuses on a discretionary basis. Personal goals are initially deemed achieved at a level determined by multiplying the adjusted global operating income-based funding level (expressed as a percentage) multiplied by 25%, with the actual amount earned in respect of the Personal goal portion of the annual bonus determined by the Compensation Committee after reviewing each named executive officer’s level of achievement against his goals during the fiscal year.

At the conclusion of the fiscal year, global adjusted operating income results are determined by our finance department based on our audited financial results. These results are presented to the Compensation Committee for consideration and approval. After the Maximum Pool is determined, the Compensation Committee retains the discretion to adjust (upwards or downwards) the global adjusted operating income results for purposes of determining the actual funding levels under the Annual Plan to take into account the occurrence of extraordinary events affecting global adjusted operating income performance. In addition, in setting the global adjusted operating income threshold, target and maximum goals and determining our achievement of such goals, the Compensation Committee may exclude certain revenues and expenses related to our business as it deems appropriate. In 2016, for all purposes other than determining the Maximum Pool, the Compensation Committee decided to exclude certain expenses related to the engagement of a management consulting firm hired to assist the Company in developing the Company’s long-term strategic plan, as well as expenses related to the search and recruitment of Mr. Hoffmann, in determining our global adjusted operating income performance for Annual Plan funding purposes. In both cases, these expenses, which amounted to approximately $5.7 million in total, were considerable and were not foreseen when the global adjusted operating income target was established for the year.

After the Compensation Committee determines the bonus pool under the Annual Plan based on the level of achievement of global adjusted operating income, as adjusted as described above and below, our Chief Executive Officer then makes recommendations to the Compensation Committee regarding amounts payable to each named executive officer (other than himself) under the Annual Plan based on performance against his respective Primary, Secondary and Personal goals. The Compensation Committee makes all determinations with respect to Mr. Travis’s bonus and determines the actual amounts that are paid to the other named executive officers.

Short-term incentive awards

After considering the executive compensation analysis performed in 2015 by Pearl Meyer as described below under “Competitive market data and use of compensation consultants”, the Compensation Committee determined that an increase in the target bonus opportunity for Mr. Mitchell in 2016 should be implemented under the Annual Plan to remain competitive with our peers. The target bonus opportunities of our other named executive officers remained unchanged in 2016. The threshold, target and maximum opportunities (as a percentage of base salary and as described more fully below) established under the Annual Plan and payable to each named executive officer if achievement relative to the 2016 global adjusted operating income target resulted in a fully funded plan and, if applicable, the named executive officer achieved each of his Primary, Secondary and Personal goals were:

	Annual Plan Opportunity as a % of Base Salary
Named Executive Officer (1)	Threshold%	Target%	Maximum%
Nigel Travis	27.5%	110%	248%
Paul Carbone	18.8%	75%	169%
Paul Twohig	18.8%	75%	169%
William Mitchell (2)	18.8%	75%	169%

(1)	As noted above, Mr. Hoffmann did not receive a bonus under the Annual Plan for 2016.
(2)	The incentive target for Mr. Mitchell was increased from 70% to 75% at the start of fiscal 2016.

Full funding (100% of target funding) for the 2016 Annual Plan was contingent on achievement of our global adjusted operating income target of $437.3 million. The funding threshold level (25% of target funding) was contingent on achievement of 90% of the global adjusted operating income target, meaning that if global adjusted operating income performance achievement fell below $393.6 million, no funding would be achieved under the Annual Plan and no payments would be made. The maximum funding level for the Annual Plan (225% of target funding) was contingent on the achievement of 110% of the global adjusted operating income target, or achievement of $481.0 million of global adjusted operating income.

Below is a comparison of 2015 and 2016 global adjusted operating income performance achievement levels:

Our 2016 global adjusted operating income performance was $436.6 million, or 99.8% of our adjusted operating income target. After the exclusion by the Compensation Committee of the extraordinary expenses described above, our global adjusted operating income performance for Annual Plan funding purposes was $442.3 million (“Annual Plan Global Adjusted Operating Income”). This translated to a funding level of 110% of target in accordance with the funding schedule set forth in the Annual Plan and as illustrated below.

Global Adjusted Operating Income Performance vs. Target- 2015 vs. 2016

With the pool determined, our Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer (other than himself) under the Annual Plan based on performance against each individual’s Primary, Secondary and Personal goals. The determination of the amount that each individual (other than Mr. Hoffmann, as noted above) received that was based upon achievement of the Primary and Secondary business goals was formulaic, as shown in the table below. The determination of the amount that each individual received that was based on the achievement of Personal goals was based on the Compensation Committee’s assessment (after consideration of the Chief Executive Officer’s recommendation) of the individual’s performance against his Personal goals. When assessing the amount of the bonus that each executive was entitled to earn, the Compensation Committee applied the same principles to our Chief Executive Officer as it did to the other named executive officers (other than Mr. Hoffmann).

Primary and Secondary Business Goals(1)	Target Performance	Actual Performance	% Earned
Dunkin’ Donuts U.S. Comparable Sales	2.00%	1.56%	77.5%
Dunkin’ Donuts U.S. Net Development, comprised of:			41.25%
Dunkin’ Donuts U.S. Net New Stores (50% weight)	450	397	80.0%
Dunkin’ Donuts New First Year Sales ($MM) (50% weight)	$201.89	$172.90	2.5%
Dunkin’ Brands Inc. Global Total Revenue ($MM)	$860.32	$828.89	52.5%
Dunkin’ Brands International Adjusted Operating Income ($MM)	$60.39	$48.92	81.0%
Dunkin’ Brands International Net Development	257	317	155.0%

(1)	Each metric is as defined under the Annual Plan or award agreements evidencing grants thereunder.

Annual Plan Funding Annual Plan Global Adjusted Operating Income ($M)

For 2016, based upon a review of the Personal goals of each named executive officer, our Chief Executive Officer recommended to the Compensation Committee and the Compensation Committee determined that Mr. Carbone receive a discretionary increase to the amount of his award under the Annual Plan to reflect his superior performance and contribution to the success of the Company and Mr. Carbone’s leadership responsibilities with respect to (i) the successful launch and continued growth of the Company’s retail branded products, (ii) the development of the Dunkin’ Donuts U.S. 6-part strategic growth plan, and (iii) the excellent work performed by our information technology team (led by Mr. Carbone) to develop mobile technology to promote greater engagement with our consumers and drive results. Mr. Travis also recommended that Mr. Twohig receive a reduction in the amount of the bonus that would otherwise have been paid to him assuming that his Personal goals had been satisfied in full and the Compensation Committee determined that Mr. Twohig earned 95% of his Personal goals. The Compensation Committee determined that Mr. Travis should also receive a discretionary increase to his award on the basis of his outstanding performance relative to his Personal goals and in recognition of the value that was delivered for shareholders in 2016. The table below lists the payouts to each named executive officer as a percentage of eligible base salary earnings and as a percentage of his target award.

	Weighted Contribution Toward Annual Plan Payout
Named Executive Officer	Primary and Secondary Business Goals (75% of Total Opportunity)(1)	Personal Goals and Annual Plan Funding (25% of Total Opportunity)(2)	Adjustment to Personal Goals(3)	Actual Award % (% of Target Award)
Nigel Travis	46.4%	27.5%	15.5%	89.4%
Paul Carbone	46.4%	27.5%	25.8%	99.7%
Paul Twohig	46.4%	27.5%	(1.4)%	72.6%
William Mitchell	53.0%	27.5%	0.0%	80.5%

(1)	Represents the earned portion of the award with respect to each of our named executive officer’s Primary and Secondary business goals based on performance results described in the preceding table and the applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.
(2)	Represents the adjusted global operating income-based funding level (110%) multiplied by the remaining portion of the award (25%).
(3)	Represents the discretionary adjustments approved by the Compensation Committee for Messrs. Travis, Carbone and Twohig. Adjustments for Messrs. Carbone and Twohig were recommended by Mr. Travis.

Long-term equity incentive program

The primary goals of our long-term equity incentive program are to align the interests of our named executive officers with the interests of our shareholders, to drive long-term Company performance through the use of performance-based incentives with a multi-year time horizon and to encourage executive retention through the use of service-based vesting requirements.

In 2016, each of our named executive officers, other than Mr. Hoffmann, received a grant of equity awards that included both time-based stock options and PSUs. 70% of the value delivered with this equity grant came in the form of time-based stock options, while 30% of the value was in the form of PSUs. We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. Because value is tied to long-term stock performance, we believe that stock options are an excellent vehicle to align executive interests with shareholder interests. We implemented PSU grants in 2016 based in part on a 2015 analysis by Pearl Meyer, the Compensation Committee’s independent compensation consultant, of our peer group’s practices and to further strengthen our long-term pay-for-performance linkage and diversify our equity award portfolio for executives. We chose three-year adjusted operating income growth and relative total shareholder return (“TSR”) as the underlying performance goals for these awards because they reflect the fundamental strength of our business, in the case of adjusted operating income, and because they reflect the strength of our performance relative to other companies in which our investors may potentially invest.

In determining the size of the equity grants awarded to each named executive officer, the Compensation Committee took into account a number of factors such as the target total direct compensation levels and long-term incentive values awarded to executives in our peer group companies, as well as internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards historically granted to our executives. Stock options granted in fiscal 2016 vest in four equal annual installments, generally subject to the executive’s continued employment on the applicable vesting date.

The PSUs granted in 2016 will vest after three years based on the achievement of performance objectives approved by the Compensation Committee at the beginning of the performance period, generally subject to the executive’s continued employment on the third anniversary of the date of grant. For PSU awards granted in 2016, a portion of the PSUs will be eligible to vest based on the achievement of a three-year compound annual growth rate target for adjusted operating income and a portion of the PSUs will be eligible to vest based on the Company’s TSR relative to the TSR of the companies that make up the S&P 500 index over a three-year performance period. The number of shares issuable under the relative TSR portion of the PSUs will be determined based on the level at which the goals are achieved and can range from 0% of the shares subject to the award (if the Company’s TSR percentile rank is less than the 30th percentile of the S&P 500), to 100% of the target award (if the TSR percentile rank is at the 52.5th percentile) to a maximum of 200% (if the TSR percentile rank is at or greater than the 75th percentile). After grant, PSUs are credited with dividend equivalents upon the payment of any dividends by us to our shareholders, and such dividend equivalents vest in accordance with the performance schedule of the associated PSU award. Any shares delivered under PSUs that are earned will generally be further subject to a one-year mandatory holding period after the PSUs are settled.

In addition, as described above, in connection with his commencement of employment, Mr. Hoffmann received a grant of RSUs and PSUs. The PSUs will be eligible to vest based on the achievement of a three-year compound annual growth rate target for adjusted operating income from our fiscal 2016 results, generally subject to Mr. Hoffmann’s continued employment on the third anniversary of the date of grant. The RSUs will vest in three equal installments, generally subject to his continued employment on the applicable vesting date. As described above, Mr. Hoffmann also received additional RSUs in exchange for converting a portion of the cash bonus he would otherwise have received with respect to fiscal year 2016 into equity-based awards. These RSUs vest on the same schedule as the other RSUs granted to him in 2016.

Compensation framework: policies and process

Roles of Compensation Committee and our Chief Executive Officer in compensation decisions

The Compensation Committee oversees our executive compensation program, is responsible for approving the form and amount of the compensation paid to our executive officers, approving any employment and related agreements entered into with our executive officers, approving equity awards granted to our executive officers and administering our equity compensation plans and awards. Our Chairman and Chief Executive Officer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash bonus targets and awards and equity incentive awards for our named executive officers (other than himself) and the other executive officers reporting to him. The Compensation Committee meets with our Chairman and Chief Executive Officer at least annually to discuss and review his compensation recommendations for our executive officers. In making compensation decisions for all of our named executive officers, including our Chairman and Chief Executive Officer, the Compensation Committee considers many factors, including the officer’s experience, responsibilities, management abilities and job performance, the Company’s performance as a whole, current market conditions and pay levels for similar positions at our peer companies listed below. Those factors are considered in a subjective manner without any specific formula or weighting. The Compensation Committee, as the ultimate body that approves the compensation of our executive officers, has the discretion, and has exercised this discretion, to increase or decrease the amounts of compensation recommended by our Chairman and Chief Executive Officer.

Competitive market data and use of compensation consultants

The Compensation Committee engaged Pearl Meyer in fiscal 2016 on a variety of matters related to executive and equity-based compensation. Pearl Meyer prepared an analysis of the competitiveness of our executive compensation in fiscal 2016, and the Compensation Committee used it as a reference point in setting pay levels for executives for fiscal 2016. In preparing the analysis, Pearl Meyer relied on our Compensation Committee-approved peer group to analyze the competitiveness of compensation opportunities provided to our Chief Executive Officer, Chief Financial Officer and other named executive officers, and on proprietary compensation survey data to ascertain the compensation market for other members of senior management who are not named executive officers. This analysis also included a review of the annual share usage in respect of long-term incentive compensation for this peer group. These peers were chosen primarily based on the following selection criteria as defined by the Compensation Committee:

•	Comparable Industry/Business Model: Quick service and restaurant industry focus; franchise-oriented business model.
•	Peer Company Size: Sizing factors included market capitalization, operating income, enterprise value and revenue. While the Compensation Committee considered revenue in choosing the companies that comprise the peer group, it prioritized market capitalization and operating income because the Compensation Committee believes that these are the most appropriate measures of the Company’s size given its 100% franchised model.
•	Statistical Reliability: Peer group size of between 12 and 20 companies.
•	Executive Talent Sources: Companies with whom Dunkin’ Brands competes for talent.

The approved peer group consists of the 14 publicly-traded companies listed below:

Brinker International	Cracker Barrel	Jack in the Box	Wendy’s Co.

Bloomin’ Brands	Darden Restaurants	Panera	Yum! Brands

Cheesecake Factory	DineEquity	Restaurant Brands International

Chipotle Mexican Grill	Domino’s Pizza	Starbucks

The Compensation Committee intends to review this peer group periodically to ensure that it remains the appropriate comparable group for the Company. The peer group in 2016 remained the same as in 2015 except that, because Keurig Green Mountain is no longer a publicly-traded company following its acquisition, the Compensation Committee, based on the recommendation of Pearl Meyer, replaced Keurig Green Mountain with quick service restaurant company Jack in the Box.

Pearl Meyer also recommended a plan design for our Annual Plan that seeks to maximize our flexibility to make payments under the Annual Plan that are exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code. Additionally, Pearl Meyer prepared and presented data on the long-term incentive practices of the compensation peer group and at the Compensation Committee’s request, prepared a recommendation on alternative equity incentives that the Compensation Committee might consider incorporating into the Company’s long-term equity incentive program. These alternative equity arrangements were considered by the Compensation Committee when determining the equity award types and mix of our long-term equity compensation program for 2017.

Pearl Meyer also participated in a review of the compensation offered to Mr. Hoffmann in connection with his hiring. Finally, Pearl Meyer also prepared and presented a compensation risk assessment for the Compensation Committee’s consideration.

Pearl Meyer provided no services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee determined that Pearl Meyer, as advisor to the Compensation Committee during 2016, was independent and that the work performed by Pearl Meyer did not raise any conflicts of interest in 2016 that would preclude the Compensation Committee from reviewing and considering Pearl Meyer’s analyses when making compensation decisions.

Other Compensation Policies

Separation Benefits

The Compensation Committee believes that maintaining a competitive level of separation benefits is an appropriate element of a compensation program that is designed to attract and retain industry-leading talent. The Compensation Committee further believes that separation benefits should only be paid if there is an actual termination of employment. As a result, we do not have any single-trigger change in control entitlements. We also do not maintain any special change in control severance plans and do not provide any of our executive officers, including our named executive officers, with so-called “golden parachute” tax gross-ups. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, pursuant to such individual’s employment agreement or offer letter. These arrangements are more fully described below under “Potential payments upon termination or change in control.”

Equity compensation

As more fully described below under “Potential payments upon termination or change in control”, our named executive officers’ stock option and other equity award agreements also provide for accelerated vesting upon a qualifying termination of employment following a change in control. The agreements (other than the agreement for Mr. Travis’s 2014 performance-based restricted stock award) provide that if the employment of the executive is terminated by the Company or its successor without cause or by the executive for good reason within the 18-month period following a change in control, his equity awards will vest in full upon such termination. In the case of PSUs granted in 2016, if a change in control occurs prior to the end of the performance period associated with such awards, the Compensation Committee will determine the extent to which the performance goals under such awards have been met as of such change in control and any earned PSUs will be converted into time-based restricted stock units that continue to vest based on the same schedule as the original PSUs. If an executive’s employment is terminated following a change in control as described above, the units will vest in full upon such termination. Mr. Travis’s performance-based restricted stock agreement provides that if there is a change in control prior to the vesting date, the award will vest in full if Mr. Travis remains employed by the Company through December 31, 2018. Since these protections are meaningful only if the equity awards held by the executives are assumed in the change in control transaction, each of the awards will vest in full at the time of the transaction if they are not assumed by the acquirer in such transaction.

Employee benefits and perquisites

We provide our executive officers with access to the same health and welfare benefits we provide to all of our full-time employees, such as medical, dental, vision and disability insurance benefits. All of our full-time employees in the United States, including our named executive officers, are also eligible to participate in our 401(k) Retirement Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2016, subject to limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). We also offer senior employees, including our named executive officers, the opportunity to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer certain elements of their compensation with the potential to receive earnings on deferred amounts. We believe the 401(k) Plan and the Deferred Compensation Plan are important retention and recruitment tools because they help facilitate retirement savings and provide financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide similar plans to their key employees.

Our Employee Stock Purchase Plan (“ESPP”) provides participating employees with the opportunity to purchase our stock, subject to limits set forth in the Code, at a 10% discount to its price at the end of each offering period. Of our named executive officers, only Mr. Travis participated in the ESPP in 2016.

We offer limited perquisites and personal benefits to our named executive officers. We provide our named executive officers with a limited number of sporting event tickets and limited use of a company automobile and pay for the cost of executive physicals and supplemental long-term disability insurance. In connection with the hiring of Mr. Hoffmann, we provided him with certain additional payments and benefits associated with his and his family’s relocation to the United States from overseas and his family remaining overseas for a limited period of time without his being employed there. The costs associated with all perquisites and benefits are included in the Summary Compensation Table.

Clawbacks; risk assessment

The Company has implemented an Incentive Compensation Recoupment, or “clawback” policy. This policy, which applies to incentive awards granted under cash and equity plans to any of our executive officers (“Covered Participants”) after January 1, 2015, states that in the event of a material restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the securities laws, the Board will review the performance-based compensation awarded or paid to Covered Participants during the three-year period preceding the date on which the Company is required to prepare the restatement. If the amount of such compensation would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Board may, in appropriate cases, seek reimbursement from any Covered Participant of the amount of the excess compensation awarded or paid to such Covered Participant, net of tax. In addition, if a Covered Participant knowingly engaged in misconduct that was a material factor in the Company’s obligation to restate its financial statements, the Company will have the right to seek recoupment of the proceeds from the sale of shares issued upon exercise of stock options or upon vesting of restricted stock and or units occurring during the 12-month period preceding the announcement by the Company of its obligation to restate its financial statements, in an amount determined appropriate by the Board under the circumstances. Administration and enforcement of the Recoupment Policy is the responsibility of the Board. The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment and an adjustment to future incentive-based compensation payouts or grants. The remedies under this Recoupment Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have or any actions imposed by law enforcement agencies, regulators or other authorities.

In 2016, the Compensation Committee, pursuant to an independent assessment performed by Pearl Meyer, determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.

Emphasis on long-term ownership

Stock Ownership Guidelines. Under the executive stock ownership policy guidelines established by the Compensation Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline (1)
Nigel Travis	6x
Paul Carbone	3x
David Hoffmann	3x
Paul Twohig	3x
William Mitchell	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

This policy is designed to increase the named executive officers’ ownership stakes in the Company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer or any of such person’s immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or such person’s family, shares held in our employee benefit plans, including the 401(k) Plan and the ESPP, and shares obtained through stock option exercises and the net in-the-money value of vested but unexercised stock options, shares of vested restricted stock and shares underlying vested RSUs. While there is no set period in which these ownership levels must be met, until they are met, each executive officer will be required to retain a level of shares following the vesting or exercise of equity awards granted after May 15, 2012 (the date our stock ownership guidelines were established), as follows: Mr. Travis, 100% of the net profit shares and the other executive officers, 50% of the net profit shares. “Net profit shares” are those shares that remain after deducting the exercise price, in the event of the exercise of options, and applicable withholding taxes in the event of all equity awards. As of December 31, 2016, the date of the annual measurement of ownership for purposes of this policy, Mr. Travis had met the stock ownership guidelines set forth under the policy.

Prohibition on Hedging and/or Pledging our Common Stock. We have adopted an insider trading policy that prohibits insiders from hedging their ownership of our common stock, engaging in any derivatives trading with respect to our common stock, or pledging shares of common stock.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. The Compensation Committee generally considers the potential deductibility of the compensation payable under our programs as one of the factors to be considered when establishing our executive compensation programs. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may (and has), in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Raul Alvarez, Chair

Anthony DiNovi

Sandra Horbach

Mark Nunnelly

2016 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal years 2016, 2015 and 2014:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Nigel Travis	2016	$1,019,231	—	$1,002,699	$2,336,597	$983,425	$13,084	$5,355,035
Chairman and Chief Executive Officer	2015	$1,000,000	—	—	$3,341,637	$1,058,365	$20,902	$5,420,904
	2014	$990,385	—	$5,691,420	$2,945,316	$555,682	$22,000	$10,204,803

Paul Carbone	2016	$502,885	—	$254,987	$594,438	$368,834	$15,907	$1,737,052
Chief Financial Officer	2015	$455,385	—	$999,976	$799,383	$327,224	$17,994	$2,599,963
	2014	$412,116	—	—	$800,133	$142,398	$19,059	$1,373,705

David Hoffmann	2016	$175,000	$650,000	$3,362,474	—	—	$361,452	$4,548,926
President, Dunkin’ Donuts U.S. and Canada

Paul Twohig	2016	$611,539	—	$374,999	$873,852	$326,475	$22,167	$2,209,031
Former President, Dunkin’ Donuts U.S. and Canada	2015	$600,000	—	—	$1,253,113	$432,968	$20,259	$2,306,340
	2014	$580,769	—	—	$2,980,206	$248,068	$22,558	$3,831,601

William Mitchell	2016	$504,808	—	$254,987	$594,438	$299,065	$10,282	$1,663,580
President, International	2015	$472,116	—	—	$999,227	$415,372	$10,558	$1,897,272

(1)	Amounts shown in this column are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of the Deferred Compensation Plan or the 401(k) Plan. Base salaries earned in fiscal 2016 were based on a 53-week fiscal year.
(2)	The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of performance-based and time-based restricted stock and stock unit awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to time-based restricted stock units and PSUs granted in 2016, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. With respect to PSUs granted to the named executive officers in 2016, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. For the PSUs, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, is $2,005,398 for Mr. Travis, $509,974 for Mr. Carbone, $2,800,068 for Mr. Hoffmann, $749,998 for Mr. Twohig and $509,974 for Mr. Mitchell. With respect to the performance-based restricted stock award granted to Mr. Travis in 2014, the aggregate grant date fair value was determined based on a Monte Carlo simulation model to reflect the impact of the performance condition in accordance with ASC Topic 718, resulting in a grant date fair value of $37.94 per share. The aggregate value of this award, assuming the maximum level of performance is achieved and based on the underlying stock price at the date of grant, is $7,750,500.
(3)

The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to the options granted in 2016, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. With respect to options granted in 2015, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 28, 2015, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015. With respect to options granted in 2014, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 27, 2014, included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2014.
(4)	Amounts shown in this column represent the named executive officer’s bonus payouts pursuant to the Annual Plan. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2016 compensation—Short-term incentive awards” above.
(5)	Amounts shown in this column consist of the following items, as applicable to each named executive officer:

Name and Principal Position	Year	Flexible Allowance and Event Tickets ($)(i)		Company- Paid Premiums for LTD Coverage ($)		Personal Use of Company Vehicle ($)(ii)		Relocation / Living Expenses ($)(iii)	Executive Physicals ($)	401(k) Company Match Contributions ($)		Total ($)
Nigel Travis	2016		$1,072		—		$1,412	—	—		$10,600		$13,084
Chairman and Chief Executive Officer	2015		$4,060		—		$3,992	—	$2,250		$10,600		$20,902
	2014		$3,920		—		$4,980	—	$2,700		$10,400		$22,000

Paul Carbone	2016		$2,144		$2,642		$521	—	—		$10,600		$15,907
Chief Financial Officer	2015		$2,320		$2,642		$32	—	$2,400		$10,600		$17,994
	2014		$2,240		$2,642		$927	—	$2,850		$10,400		$19,059

David Hoffmann	2016		—		—		$132	$361,320	—		—		$361,452
President, Dunkin’ Donuts U.S. and Canada

Paul Twohig	2016		$2,144		$5,447		$3,975	—	—		$10,600		$22,167
Former President, Dunkin’ Donuts U.S. and Canada	2015 2014	$ $	2,320 2,240	$ $	5,447 5,447	$ $	1,892 4,471	— —	— —	$ $	10,600 10,400	$ $	20,259 22,558

William Mitchell	2016		$2,144		$2,826		—	—	—		$5,312		$10,282
President, International	2015		$2,320		$2,826		—	—	—		$5,412		$10,558

(i)	Amounts shown reflect the face value of tickets to sporting events that were provided to our named executive officers.
(ii)	Amounts shown are calculated based on the incremental costs to the Company of using a Company vehicle to transport the named executive officer from Canton, Massachusetts to Logan Airport in Boston, Massachusetts, calculated by taking into account the cost to the Company of paying for a driver for these trips, based on the driver’s hourly rate, costs associated with fuel and maintenance of the vehicle related to such trips and the cost of applicable tolls, but not including any costs otherwise associated with the ownership or maintenance of the Company vehicle as these are costs that would otherwise have been incurred by the company regardless of this personal use.
(iii)	Amount shown reflects $29,955 in expenses incurred by the Company in connection with Mr. Hoffmann’s relocation to Massachusetts to commence his employment with the Company, together with a reimbursement by the Company of $166,666 in living expenses incurred by Mr. Hoffmann’s family, who will remain overseas until the end of the current school year, reimbursement of international medical insurance premiums for Mr. Hoffmann and his family of $6,703 and gross up of the tax on such reimbursements of $157,996.

Grants of Plan-Based Awards Table

									All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (4)	Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Potential Payouts Under Non-Equity Incentive Plan			Potential Future Payouts Under Equity Incentive Plan
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Nigel Travis	Annual Incentive		275,000	1,100,000	2,475,00
	Stock Options	2/23/2016								307,852	$44.35	2,336,597
	Performance Stock Units	2/23/2016				5,276	21,105	42,210				1,002,699

Paul Carbone	Annual Incentive		92,488	369,952	832,392
	Stock Options	2/23/2016								81,284	$44.35	594,438
	Performance Stock Units	2/23/2016				1,342	5,367	10,734				254,987

David Hoffmann	Restricted Stock Units	10/3/2016							40,027			1,962,440
	Performance Stock Units	10/3/2016				7,136	28,543	57,086				1,400,034

Paul Twohig	Annual Incentive		112,500	450,000	1,012,500
	Stock Options	2/23/2016								115,132	$44.35	873,852
	Performance Stock Units	2/23/2016				1,973	7,893	15,786				374,999

William Mitchell	Annual Incentive		92,849	371,394	835,637
	Stock Options	2/23/2016								81,284	$44.35	594,438
	Performance Stock Units	2/23/2016				1,342	5,367	10,734				254,987

(1)	These figures represent threshold, target and maximum bonus opportunities under the Annual Plan. The actual amount of the bonus earned by each named executive officer for fiscal 2016 is reported in the Summary Compensation Table. For a description of the performance targets relating to the Annual Plan, please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2016 compensation—Short-term incentive awards” above.
(2)	These figures represent threshold, target and maximum potential future payouts under the PSUs granted to each of our named executive officers in fiscal 2016. The PSUs are eligible to vest based on the achievement of certain performance goals over a three-year performance period, as described below.
(3)	Represents two time-based RSU awards granted to Mr. Hoffmann that will vest based on his continued service with the Company, as described below, including an RSU award with a grant date fair value of approximately $562,500 (11,473 RSUs) that Mr. Hoffmann elected to receive in lieu of a cash payment of $450,000, as described in the section titled “Compensation Discussion and Analysis—Fiscal 2016 compensation—Compensation of our other Named Executive Officers” above. Both awards of time-based restricted stock units were granted under the Company’s 2015 Omnibus Long-Term Incentive Plan.
(4)	Represents stock options granted to our named executive officers. These stock options were granted under the Company’s 2015 Omnibus Long-Term Incentive Plan. All stock option awards in this column are options to purchase shares of our common stock, have a seven-year term and are subject to service-based vesting, as described below.
(5)	The exercise price of stock options is the fair market value of a share of our common stock on the date of grant. The exercise price of the stock options granted to our named executive officers was determined using the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.
(6)	Amounts shown in this column reflect the fair value of the equity awards on the date of grant determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. See notes (2) and (3) to the Summary Compensation Table.

Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Each of our named executive officers is party to an employment agreement (in the case of Mr. Travis) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits. With the exception of Mr. Hoffmann who did not yet meet eligibility requirements to participate in the Annual Plan and certain benefit plans due to the timing of his hire date, all of our named executive officers were eligible to participate in the Deferred Compensation Plan, the Annual Plan, and our long-term incentive plans and our benefit plans and programs for all or a portion of fiscal 2016. Each of our named executive officers’ annual incentive plan opportunity (including Mr. Travis’ pursuant to his employment agreement and Mr. Hoffmann’s pursuant to his offer letter) is established and determined under the Annual Plan, as more fully described in “Compensation Discussion and Analysis” above.

As described in the “Compensation Discussion and Analysis” above, Mr. Hoffmann is entitled to reimbursement of relocation costs associated with his and his family’s move to the United States and up to three family visits, as well as tax preparation and support for tax years impacted by his overseas assignment with his prior employer. He is also entitled to certain living expense-related payments in an aggregate amount of $499,998 to help ease the financial burden associated with Mr. Hoffmann’s family remaining overseas while he is no longer working there, together with a gross-up for related taxes.

As described above, in fiscal 2016, each named executive officer other than Mr. Hoffmann was granted stock options that vest based on continued employment and PSUs that vest based on both continued employment and the achievement of certain performance goals. Mr. Hoffmann was granted RSUs that vest based on continued employment and PSUs. Stock options granted in fiscal 2016 vest in four equal installments, generally subject to the executive’s continued employment on the applicable vesting date. A portion of the PSU awards granted in fiscal 2016 to our named executive officers other than Mr. Hoffmann will be eligible to vest if the Company’s total shareholder return meets or exceeds a specified total shareholder return relative to the total shareholder return for the companies included in the S&P 500 over a three-year performance period and a portion will be eligible to vest if the Company achieves a three-year compound annual growth rate target for adjusted operating income, generally subject to continued employment through the third anniversary of the date the award was granted. RSUs granted in fiscal 2016 to Mr. Hoffmann vest in three equal installments, generally subject to Mr. Hoffmann’s continued employment on the applicable vesting date. PSUs granted to Mr. Hoffmann will be eligible to vest based on the achievement of a three-year compound annual growth rate target for adjusted operating income from our fiscal 2016 results, generally subject to Mr. Hoffmann’s continued employment on the third anniversary of the date of grant.

The severance arrangements with our named executive officers and the effect of a change in control on their outstanding equity awards are described below under “Potential payments upon termination or change of control”.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)($)
Nigel Travis	875,427	—	3.02	2/23/2020
	180,000	60,000	37.26	2/12/2023
	126,646	126,647	51.67	2/28/2021
	93,676	281,031	47.39	2/12/2022
							150,000(7)	8,343,000
	—	307,852	44.35	2/23/2023
							21,105	1,132,412

Paul Carbone	3,172	—	3.02	2/23/2020
	3,504	—	7.31	3/9/2021
	100,000	—	33.18	6/8/2022
	10,750	10,750	37.26	2/12/2023
	40,527	40,527	51.67	2/28/2021
	23,419	70,258	47.39	2/12/2022
					21,101	1,154,225
	—	81,284	44.35	2/23/2023
							5,367	288,480

David Hoffmann					40,027	2,099,016
							28,543(8)	1,505,066

Paul Twohig	57,000	19,000	37.26	2/12/2023
	60,790	60,791	51.67	2/28/2021
	57,500	57,500	51.67	2/28/2021
	35,128	105,387	47.39	2/12/2022
	—	115,132	44.35	2/23/2023
							7,893	425,255

William Mitchell	13,180	0	7.31	3/9/2021
	42,750	14,250	37.26	2/12/2023
	40,527	40,527	51.67	2/28/2021
	29,274	87,822	47.39	2/12/2022
	0	81,284	44.35	2/23/2023
							5,367	288,480

(1)	Reflects stock options that vest based on service-based vesting conditions. Stock option grants made after our initial public offering in 2011 (our “IPO”) vest in annual equal installments over four years, beginning on the first anniversary of the grant date, generally subject to the named executive officer remaining continuously employed by us through the applicable vesting date. Stock option grants made on or before our IPO vest in equal annual installments over five years, beginning on the first anniversary of the grant date, subject to the named executive officer remaining continuously employed by us through the applicable vesting date.
(2)

The exercise price of stock options is equal to the fair market value of a share of our common stock on the grant date. This was $3.02 in the case of grants made on February 23, 2010 and $7.31 in the case of grants made on March 9, 2011, in each case, after adjustment in connection with the reverse stock split that occurred immediately prior to our IPO. Prior to our IPO, fair market value was determined by the Board based on a valuation provided by an independent third-party valuation firm. The exercise price for grants made subsequent to our IPO was determined using the closing price of our common stock on the NASDAQ Global Select Market on the respective date of grant.
(3)	All options granted before February 28, 2014 have a ten-year term. Options granted on or after February 28, 2014 have a seven-year term.
(4)	Mr. Carbone’s supplemental restricted stock award will vest in two equal parts on February 12, 2018 and February 12, 2019, generally subject to Mr. Carbone remaining continuously employed by us through the applicable vesting date. Mr. Hoffmann’s RSU awards will vest in equal installments over three years, beginning with the first anniversary of the grant date, generally subject to Mr. Hoffmann remaining continuously employed by us through the applicable vesting date.
(5)	Amounts in this column have been calculated by multiplying the number of PSUs subject to the applicable award, including dividend equivalent units earned on such shares but not yet paid, by $52.44 which was the closing price of our common stock on December 30, 2016, which was the last business day of our 2016 fiscal year. In the case of Mr. Travis’s February 28, 2014 supplemental performance-based restricted stock award and Mr. Carbone’s February 12, 2015 supplemental restricted stock award, amounts include $477,000 and $47,688, respectively, in cash dividends earned but not paid as of December 31, 2016.
(6)	Amounts in this column represent performance stock awards or PSUs, as applicable, and assume achievement of performance at target levels. Other than Mr. Travis’ 2014 performance-based restricted stock award and Mr. Hoffmann’s PSU award that was granted at the time of his hiring in October 2016, each of which is described below, amounts shown in this column represent PSUs granted in fiscal 2016. A portion of the PSUs that will be eligible to vest based on the achievement of a three-year compound annual growth rate target for adjusted operating income and a portion of the PSUs will be eligible to vest based on the achievement of the Company’s TSR relative to the TSR of the companies that make up the S&P 500 over a three-year performance period. PSUs, to the extent earned, will vest on the third anniversary of the date of grant, generally subject to the executive’s continued employment on this date. The number of shares issuable under the relative TSR portion of the PSUs will be determined based on the level at which the goals are achieved and can range from 0% of the shares subject to the award if the Company’s TSR percentile rank is less than the 30th percentile of the S&P 500, to 100% of the target award (if the TSR percentile rank is at the 52.5th percentile) to a maximum of 200% (if the TSR percentile rank is at or greater than the 75th percentile).
(7)	Mr. Travis’s supplemental performance-based restricted stock award is scheduled to vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed by the Company through that date, provided that certain performance conditions are met. Mr. Travis will vest in 75,000 shares of restricted stock if the Company’s total shareholder return is equal to or greater than the median total shareholder return for the companies that comprise the S&P 500 from March 31, 2014 through the end of any calendar quarter in 2018. If the Company’s total shareholder return exceeds the median total shareholder return of the companies that comprise the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (the “hurdle rate”) over the applicable measurement period (i.e. March 31, 2014 through the applicable quarter end in 2018), Mr. Travis will vest in 150,000 shares of restricted stock. If the total shareholder return over the applicable measurement period is greater than the median by a percentage that is less than the hurdle rate, the number of shares of restricted stock that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate.
(8)	Mr. Hoffmann’s PSU award is eligible to vest after three years of continuous employment, based on the achievement of a three-year compound annual growth rate target for adjusted operating income from our fiscal 2016 results.

Option Exercises and Stock Vested

The table below shows information regarding the exercise of stock options by named executive officers during 2016.

	OPTION EXERCISES
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Nigel Travis	—	—
Paul Carbone	9,804	432,106
David Hoffmann	—	—
Paul Twohig	21,569	584,818
William Mitchell	5,648	217,790

(1)	The dollar amounts shown this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the open market per-share sale price and the exercise price of the options. No stock awards held by our named executive officers vested during 2016.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End(4)
Nigel Travis	$524,207	—	$122,541	(117,727)	$2,095,711
Paul Carbone	—	—	1,857	—	136,199
David Hoffmann	—	—	—	—	—
Paul Twohig	2,308	—	16,204	—	190,372
William Mitchell	—	—	—	—	—

(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table.
(2)	No Company contributions were made into this plan for fiscal 2016 on behalf of our named executive officers.
(3)	Reflects market-based earnings (losses) on amounts credited to participants under the Deferred Compensation Plan. Investment choices are available within the Deferred Compensation Plan and the Company provides credits or debits to deferred compensation accounts based on the performance of the investment choices selected.
(4)	Amounts reported in this column, excluding earnings, were previously reported in the Summary Compensation Table.

As noted above, we maintain two non-qualified deferred compensation plans—the NQDC Plan I and the NQDC Plan II, which we refer to collectively as the “Deferred Compensation Plan”. We adopted the NQDC Plan II effective as of January 1, 2015, and it replaces the NQDC Plan I with respect to deferrals made by participants after its effective date. The NQDC Plan I and the NQDC Plan II are substantially similar. The Deferred Compensation Plan is available to executives and senior management of the Company, as well as the Company’s non-employee directors. Under the Deferred

Compensation Plan, our named executive officers and other eligible employees are permitted to elect to defer up to 50% of base salary and up to 100% of annual cash incentive awards each year. Although we have the discretion to provide matching credits under the plan, no matching credits were provided during fiscal 2016. All amounts credited to an employee participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. We do not provide above-market or preferential earnings on deferred compensation. Amounts credited under the Deferred Compensation Plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 40 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. We have established a rabbi trust to assist us in meeting a portion of our obligations under the Deferred Compensation Plan. We have appointed a trustee who, upon a change in control, will administer the trust, and we will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, we will continue to maintain the notional investment options available under the Deferred Compensation Plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control). The principal difference between the NQDC Plan I and the NQDC Plan II is that the NQDC Plan II includes a provision for a “make-up” match in an amount equal to any 401(k) Plan Company matching contributions that a named executive officer is required to forego as a result of elective contributions of salary to NQDC Plan II. In order for this to occur, a participant must elect to defer enough compensation under the NQDC Plan II such that his or her compensation for purposes of the Company’s matching contributions under the 401(k) Plan falls below the applicable limit under Code section 401(a)(17). This limit in 2016 was $265,000. No named executive officer received a “make-up” match in 2016 under the NQDC Plan II.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment agreement with Mr. Travis. Under Mr. Travis’ employment agreement, as amended, if his employment is terminated other than for cause or performance-based cause or if he resigns for good reason, he will be entitled to receive a lump-sum payment equal to two times the average annual base salary paid to him during the two years preceding the date his employment terminates. He will also be entitled to a pro-rated bonus for the year in which such termination occurs, determined based on actual performance. In addition, Mr. Travis will be entitled to reimbursement for health insurance premiums for participation in our medical and dental plans for eighteen months following employment termination. If his employment is terminated for performance-based cause, he will be entitled to receive a lump-sum payment equal to one times his annual base salary at the time his employment terminates, as well as any bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination. Performance-based cause is defined in Mr. Travis’ agreement generally as a failure by Mr. Travis to perform his duties to the reasonable standards set by the Board, and where this failure does not rise to the level of “cause.”

All other Named Executive Officers. Each of Messrs. Carbone, Hoffmann, Twohig, and Mitchell is entitled to certain severance benefits under his offer letter, as amended. In the event of a termination of employment without cause (or , in the case of Mr. Hoffmann, his resignation for good reason), each executive will receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as our payroll is customarily paid. In addition, if the executive makes a timely election to receive COBRA health care continuation coverage, it is our current practice to pay a portion of the executive’s monthly COBRA premium for the first three months following the date of termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date. It is also our current practice to pay the cost of six months of outplacement services for each executive, which such arrangement may be extended by us for an additional six months, in our discretion.

Each named executive officer (including Mr. Travis), upon his termination of employment, is also entitled to receive any accrued but unpaid salary and vacation.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his signing and not revoking a full release of claims in favor of the Company.

Restrictive covenants. Under the terms of their respective employment agreements or offer letters, each of Messrs. Travis, Carbone, Hoffmann, Twohig and Mitchell has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Travis has agreed to non-competition and non-solicitation obligations during and for two years following employment termination. Under his letter agreement, Mr. Twohig has agreed to non-competition and non-solicitation obligations during and for two years following his employment. Each of Messrs. Carbone, Hoffmann and Mitchell has agreed to non-competition and non-solicitation obligations during and for twelve months following employment.

Termination of employment provisions under long-term incentive awards.

2016 PSU Awards.    Except as provided below, if the employment of a named executive officer terminates prior to the three year anniversary of the grant date, the PSUs will immediately be forfeited. If a named executive officer’s employment with us is terminated (i) by reason of his death or (ii) due to his disability, or (iii) in the case of PSUs granted to Mr. Hoffmann by the Company, without cause or by him for good reason, in each case prior to the applicable vesting date of each award (and regardless of whether or not a change in control has occurred), the PSUs will not terminate upon such termination and instead remain outstanding and eligible to become earned pursuant to the terms of the award and to vest, to the extent earned, on the three year anniversary of the grant date for PSUs granted to named executive officers other than Mr. Hoffmann and at the end of the three-year performance period for PSUs granted to Mr. Hoffmann.

Mr. Hoffmann’s 2016 Hiring RSU Awards.    If Mr. Hoffmann’s employment with us (i) is terminated by the Company other than for cause or due to his disability, (ii) is terminated by reason of Mr. Hoffmann’s death, or (iii) is terminated by Mr. Hoffmann for good reason, in each case, prior to the applicable vesting dates of each award (and regardless of whether or not a change in control has occurred), all then-unvested RSUs subject to his stock awards upon hire will become vested on the applicable termination date.

Mr. Carbone’s 2015 Supplemental Restricted Stock Award.    If Mr. Carbone’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, or (ii) is terminated by Mr. Carbone for good reason, in each case, prior to the applicable vesting dates of February 12, 2018 and February 12, 2019 (and regardless of whether or not a change in control has occurred), all then unvested restricted shares subject to his supplemental restricted stock award will become vested on the applicable termination date. If Mr. Carbone’s employment terminates due to his death or is terminated by the Company due to his disability prior to the applicable vesting dates of February 12, 2018 and February 12, 2019 (and regardless of whether or not a change in control has occurred), the number of unvested restricted shares that become vested will be pro-rated based on the number of days that elapsed from February 12, 2015 until the termination date.

Mr. Travis’s 2014 Supplemental Performance-Based Restricted Stock Award.    If Mr. Travis’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, (ii) terminates due to Mr. Travis’s death or is terminated by the Company due to Mr. Travis’s disability, or (iii) is terminated by Mr. Travis for good reason, in each case, prior to March 31, 2018 (and regardless of whether or not a change in control has occurred), he will become vested in a number of restricted shares if the Company has achieved certain total shareholder return levels relative to the S&P 500 from March 31, 2014 through the termination date. Under those circumstances, Mr. Travis would only become vested in restricted shares if the Company’s total shareholder return over the measurement period is equal to or greater than the median total shareholder return of the S&P 500 over the same period, in which case he will become vested in 75,000 restricted shares. If the Company’s total shareholder return exceeds the median total shareholder return of the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (as noted above, the “hurdle rate”) over the measurement period, which is the same assumed annual growth rate as determines vesting if Mr. Travis remains employed through March 31, 2018, Mr. Travis will vest in 150,000 restricted shares. If the Company’s total shareholder return over the measurement period is greater than the median total shareholder return for the S&P 500 over the same period, but exceeds the median by a percentage that is less than the hurdle rate, the number of restricted shares that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate. In the event that Mr. Travis’s employment with us terminates due to his death or disability prior to March 31, 2018, he will become vested in a number of restricted shares determined in the same manner as described above, except that the number of shares vesting will be pro-rated to reflect the number of days that have elapsed from March 31, 2014 through the termination date.

Mr. Twohig’s 2014 Supplemental Stock Option Award.    If Mr. Twohig’s employment (i) is terminated by the Company other than for cause and other than for performance-based cause, or (ii) is terminated by Mr. Twohig for good reason, in each case, prior to December 31, 2016 (and regardless of whether or not a change in control has occurred), then his supplemental stock option award will become vested as to 50% of the total number of shares subject to the stock option on the applicable termination date. If the qualifying termination occurs between December 31, 2016 and December 31, 2017, then the stock option will become vested in full on the applicable termination date. If Mr. Twohig’s employment terminates due to his death or is terminated by the Company due to his disability prior to December 31, 2017 (and regardless of whether or not a change in control has occurred), the number of shares subject to the stock option that become vested will be pro-rated based on the number of days that elapsed from February 28, 2014 until the termination date.

Change in control

All outstanding equity awards held by our named executive officers are subject to change in control vesting provisions, as described below.

Mr. Carbone’s 2015 Supplemental Restricted Stock Award and Mr. Hoffmann’s 2016 Hiring RSU Awards.    Upon a change in control, if each of Mr. Carbone’s and Mr. Hoffmann’s restricted shares or RSUs, as applicable, are assumed or continued in connection with the change in control and his employment is terminated by the Company (or its successor) without cause or he terminates his employment for good reason within 18 months of the change in control, such restricted shares or RSUs, as applicable, will immediately vest in full. The award agreement also provides that if such restricted shares or RSUs, as applicable, are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

Mr. Travis’s 2014 Supplemental Performance-Based Restricted Stock Award.    Upon a change in control, Mr. Travis will become eligible to vest in the full number of shares subject to his supplemental performance-based restricted stock award but will not actually vest in the restricted shares unless Mr. Travis remains continuously employed with us through the vesting date, unless the award is not assumed or continued in connection with the change in control, in which case the restricted shares will vest in full upon the change in control. If Mr. Travis’s employment is terminated after the change in control date but prior to the vesting date, the termination provisions described above will apply to the full number of shares that became eligible to vest in connection with the change in control.

Options Granted under the 2011 and 2015 Omnibus Long-Term Incentive Plans.    All outstanding option awards held by our named executive officers that were granted under the 2011 and 2015 Omnibus Long-Term Incentive Plans, provide that, if such options are assumed or continued in connection with a change in control and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his employment for good reason within 18 months of the change in control, such options will immediately vest in full. The award agreements also provide that if such options are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

PSUs Granted under the 2015 Omnibus Long-Term Incentive Plan.    Upon a change in control, the Compensation Committee will determine the extent to which the performance objective(s) underlying the PSU awards have been met as of the date of such change in control and will determine the number of PSUs earned under the awards, if any. The number of earned PSUs, if any, will continue to vest based solely on time and will vest on the third anniversary of the grant date (or if the change in control occurs after the end of the performance period but before the vesting date, upon the occurrence of the change in control), subject to the named executive officer remaining in continuous employment through such date, unless the award is not assumed or continued in connection with the change in control, in which case the PSUs will vest in full upon the change in control. If the award is assumed or continued in connection with the change in control, and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his employment for good reason within 18 months of the change in control, the earned PSUs, if any, will vest in full upon such termination of employment. In the event that the named executive officer’s employment is terminated due to his death or his employment is terminated by the Company due to his disability prior to the end of the applicable performance period and a change in control occurs, the earned PSUs, if any, will vest upon the change in control.

As described above under “Non-Qualified Deferred Compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that we contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

We do not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

Summary of potential payments

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company or a change in control of the Company occurred on December 30, 2016 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined, for Mr. Travis, under his employment agreement in effect on such date and, for the other named executive officers, under their respective offer letters, as in effect on such date. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

None of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 30, 2016, except for earned but unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies, as described in the table below for Mr. Hoffmann, and with respect to outstanding PSUs in the case of a termination due to death or by the Company due to disability, which will remain outstanding and eligible to vest based on actual performance.

Termination of Mr. Travis’ Employment	Cash Severance (Lump-Sum) (1)	Acceleration of Unvested Long-Term Incentive Awards (2) (3)	Health Benefit	Total
Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause or Performance-Based Cause)	$2, 983,425	—	$27,263	$3,010,688
Involuntary Termination (for Performance-Based Cause)	1,983,425	—	—	1,983,425
Termination due to Death or Disability	983,425	$321,900	—	1,305,325

(1) Represents the amounts Mr. Travis would be entitled to pursuant to his employment agreement, as described above. Since the table assumes termination on December 30, 2016, the last business day of the fiscal year, Mr. Travis would have received his full payment under the Annual Plan.

(2) A pro-rata portion of Mr. Travis’ 2014 performance-based restricted stock award based on the number of days that elapsed between February 28, 2014 and December 30, 2016 becomes eligible to vest, but does not actually vest unless certain performance goals are achieved. Since those performance goals were not achieved as of December 30, 2016, no vesting would have occurred.

(3) In the event of termination due to death or disability, PSUs from Mr. Travis’s 2016 PSU award remain outstanding and eligible to become earned in accordance with the award terms and to vest on the vesting date. The number of earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the vesting period from the date of grant to the date of such termination of employment (but not more than 1,096 days) over 1,096. Amounts in this column represent the fair market value of the awards on December 30, 2016, including 528 dividend equivalent units earned on such awards but not yet paid as of December 30, 2016, pro-rated by the 311 days that elapsed in the vesting period (311/1,096).

Termination by the Company Other than for Cause	Cash Severance (Salary Continuation) (1)	Acceleration of Unvested Supplemental Long-Term Incentive Awards (2)	Health and Dental Benefits (3)	Outplacement (4)	Total
Paul Carbone	$500,000	$1,154,225	$4,417	$20,000	$1,678,642
David Hoffmann (5)	700,000	2,099,016	4,412	20,000	2,823,428
Paul Twohig	600,000	44,275	3,032	20,000	667,307
William Mitchell	500,000	—	4,544	20,000	524,544

(1) Represents twelve months of base salary continuation as per employment letters for Messrs. Carbone, Hoffmann, Twohig, and Mitchell.

(2) Mr. Carbone’s supplemental award of restricted stock would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 30, 2016. The amount shown above for Mr. Carbone represents the number of his restricted shares (21,101) subject to his supplemental award, multiplied by the closing price of a share of our common stock ($52.44) on the NASDAQ Global Select Market on December 30, 2016, plus $47,688 in cash dividends earned on such award but not yet paid as of December 30, 2016. Mr. Hoffmann’s hire grant of RSUs would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 30, 2016. The amount shown above for Mr. Hoffmann represents the number of his RSUs (40,027) subject to his hire grant, multiplied by the closing price of a share of our common stock ($52.44) on the NASDAQ Global Select Market on December 30, 2016. If Mr. Twohig had been terminated by the Company without cause or by him for good reason on December 30, 2016, half of Mr. Twohig’s 2014 supplemental award of 115,000 stock options would have vested. As of that date, the closing price of a share of our common stock ($52.44) on the NASDAQ Global Select Market was greater than the exercise price of Mr. Twohig’s supplemental award ($51.67), therefore the amount reflected in the table above reflects the value of the award assuming Mr. Twohig exercised the vested options on that date.

(3) Represents the amount we would have paid under our current practice of paying for three months’ health and dental benefits for Messrs. Carbone, Hoffmann, Twohig, and Mitchell.

(4) Represents the cost to us for six months’ outplacement services, which we would have paid under our current practice. Under an arrangement with the provider of outplacement services, the Company generally does not pay an additional fee if outplacement services are continued for an additional six months following the end of the first six-month period.

(5) For Mr. Hofmann, the amounts shown in the table also include payments in the event of resignation by Mr. Hoffmann for good reason, as such term is defined in his offer letter with the Company. Additionally, in the event of a termination by the Company other than for cause or a resignation by Mr. Hoffmann for good reason, his outstanding PSUs will remain outstanding and eligible to vest based on actual performance.

Termination Due to Death or by the Company Due to Disability	Acceleration of Unvested Performance Stock Awards (1)	Acceleration of Restricted Stock Awards (2) (3)	Acceleration of Unvested Stock Options (4)	Total
Paul Carbone	$81,859	$543,118	$—	$624,977
David Hoffmann	120,845	2,099,016	—	2,219,861
Paul Twohig	120,386	—	65,434	185,820
William Mitchell	81,859	—	—	81,859

(1) PSUs remain outstanding and eligible to become earned in accordance with the award terms and to vest on the vesting date. The number of earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the vesting period from the date of grant to the date of such termination of employment (but not more than 1,096 days) over 1,096. Amounts in this column represent the fair market value of the awards on December 30, 2016, pro-rated by the 311 days that elapsed in the vesting period (311/1,096). In the case of Mr. Hoffmann’s October 3, 2016 award, the number of days that elapsed in his vesting period was 88.

(2) If Mr. Carbone’s employment terminates due to the his death or is terminated by the Company due to the his permanent disability, the number of shares that became vested under his restricted stock award of February 12, 2015 are prorated based on the number of days that have elapsed in the vesting period from the date of grant to the date of such termination of employment (but not more than 1,460). Amount in this column represent the fair market value of the awards on December 30,2016, plus $47,688 in cash dividends earned on such award but not yet paid as of December 30, 2016, pro-rated by the 687 days that elapsed in the vesting period (687/1,460).

(3) If Mr. Hoffmann’s employment terminates due to his death or is terminated by the Company due to his permanent disability, his restricted stock units would become immediately vested and Mr. Hoffmann would have realized the acceleration value in this column.

(4) In the event that Mr. Twohig’s employment had terminated due to his death or was terminated by the Company due to his disability on December 30, 2016, the number of options that became vested would have been pro-rated based on the number of days that elapsed from February 28, 2014 through the termination date (1036). As of that date, the closing price of a share of our common stock ($52.44) on the NASDAQ Global Select Market was greater than the exercise price of Mr. Twohig’s supplemental award ($51.67), therefore amount reflected in the table above reflects the value of the award assuming Mr. Twohig exercised the vested options on that date.

Change in Control/Change in Control Followed by Qualifying Employment Termination (1)	Acceleration of Performance Stock Awards (2)	Acceleration of Restricted Stock Awards (3)	Acceleration of Unvested Stock Options ($) (4)	Total
Nigel Travis	$9,477,412	$—	$4,918,047	$14,395,459
Paul Carbone	288,480	1,154,225	1,206,781	2,649,486
David Hoffmann	1,505,066	2,099,016	—	3,604,082
Paul Twohig	424,255	—	1,843,126	2,267,382
William Mitchell	288,480	—	1,348,609	1,637,090

(1) For a description and quantification of the cash severance benefits a named executive officer would receive upon a termination without cause (or for good reason with respect to Messrs. Travis and Hoffmann), whether before or after a change in control, please see the tables above. Amounts shown in this table assume a qualifying termination and a change in control both occur on December 30, 2016.

(2) Amount shown for Mr. Travis includes $7,866,000 with respect to Mr. Travis’s February 28, 2014 supplemental award, plus $477,000 in dividends earned on such award but not yet paid as of December 30, 2016. For this award, in the event a change in control occurs on or prior to December 31, 2018, to the extent the shares have not become earned and eligible to vest in whole or in part as of the date such change in control is consummated, and to the extent the shares are outstanding as of immediately prior to the change in control, upon the consummation of such a change in control the restricted shares subject to the award will be deemed earned and become eligible to vest in full and will vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed through that date. If Mr. Travis experienced a qualifying termination on the change in control date, however, he would become vested in all of the restricted shares. All other amounts in this column reflect the value of PSUs granted in fiscal 2016, plus the value of dividend equivalent units earned but not yet paid as of December 30, 2016. In the event of a qualifying termination following a change in control, and assuming the Compensation Committee had determined that the performance objective had been met at the target level as of that date, these awards would have become vested in full and realized the acceleration values shown in the above table.

(3) In the event of a qualifying termination following a change in control, amounts shown in respect to restricted stock and RSU awards would become immediately vested and Messrs. Carbone and Hoffmann would have realized the acceleration values shown in the above table. Amount for Mr. Carbone includes $47,688 in cash dividends earned on his award but not yet paid as of December 30, 2016. Mr. Hoffmann’s RSU award is not eligible to earn dividends prior to vesting.

(4) Amounts shown in respect of stock options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($52.44 per share, the closing price of our common stock on December 30, 2016, the last business day of our 2016 fiscal year), and the per share exercise price of the respective options.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2016. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•	Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board will continue to ask shareholders to cast a non-binding, advisory vote on the compensation paid to our named executive officers every year until the next shareholder vote on the frequency of such advisory vote, which is currently expected to be held no later than the 2018 Annual Meeting of Shareholders.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on Named Executive Officer Compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market (“NASDAQ”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of NASDAQ and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met 7 times during fiscal 2016 with Dunkin’ Brands’ Chief Financial Officer, Corporate Controller and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm, including 4 meetings held prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence, and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States) and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ consolidated financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 31, 2016 (fiscal 2016) and the fiscal year ended December 26, 2015 (fiscal 2015) were:

	Fiscal 2016	Fiscal 2015

Audit	$1,824,710	1,922,855

Audit Related	—	12,000

Tax	144,121	140,507

All Other	1,780	1,650

Total	$1,970,611	2,077,012

•	Audit fees were for professional services rendered for the integrated audit of Dunkin’ Brands’ consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements, audits of subsidiaries and affiliates for statutory or regulatory purposes and assistance with review of documents filed with the SEC with respect to fiscal 2016 and fiscal 2015.

•	Audit related fees in fiscal 2015 were for consents to incorporate by reference in registration statements Dunkin’ Brands consolidated financial statements including KPMG’s audit opinions.

•	Tax fees were for services related to tax compliance and routine tax advice, including assistance with tax audits and appeals.

•	All Other fees consisted of an annual subscription to KPMG’s proprietary online research tool.

We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services in fiscal 2016, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Dunkin’ Brands as of and for the fiscal year ended December 31, 2016 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ consolidated financial statements, and KPMG has the responsibility for the audit of those consolidated financial statements.

Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited consolidated financial statements be included in its Annual Report on Form 10-K for fiscal 2016 for filing with the SEC. We also have selected KPMG as the independent registered public accounting firm for fiscal 2017, subject to ratification by Dunkin’ Brands’ shareholders.

Audit Committee

Michael F. Hines, Chair

Irene Chang Britt

Carl Sparks

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 30, 2017. We are asking shareholders to ratify this appointment. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 4

SHAREHOLDER PROPOSAL REGARDING A REPORT ON THE ENVIRONMENTAL IMPACT OF K-CUP PODS BRAND PACKAGING

Mr. Dale Wannen has advised the Company that he intends to present the following shareholder proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Mr. Wannen is the owner of 100 shares of Company stock, and his address is 555 Maria Drive, Petaluma, CA 94954. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Your Board of Directors recommends a vote AGAINST Proposal 4, Shareholder Proposal.

Shareholder Proposal

Report on K-Cup Pods

Whereas, Dunkin’ Brands Corporate Social Responsibility (CSR) states that the company is “committed to showing constant improvement in the area of corporate social responsibility. This involves continuous improvement in four areas that govern CSR strategy: Our Guests, Our Plant, Our People and Our Neighborhoods” yet a large part of revenue was derived from the sale of “K-Cup” pods brand product packaging which is not recyclable nor compostable and new studies suggest plastic packaging that reaches the ocean is toxic to marine animals and potentially to humans.

Whereas, it was announced in July 2016 that more than 300 million Dunkin’ K-Cup pods were sold in the first year since being made available at retail outlets nationwide.

Whereas, according to “Kill the K-Cup”, an ad campaign against the product, there were enough K-Cups discarded in 2014 to circle the earth more than 10 times.

Whereas, the #7 plastic used in Dunkin Brand K-Cups is a mix of plastics which is what makes it a problem for recycling.

Whereas, K-Cups have been confirmed to be BPA-free and made of “safe” plastic, but some studies show that even this type of material can have harmful effects when heated. When you come into contact with these plastic chemicals, they can act like estrogen in your body, negatively effecting hormones. The plastics can find their way into landfills to be incinerated or into the world’s oceans where plastics concentrate and transfer toxic chemicals such as polychlorinated biphenyls and dioxins into the marine food web and potentially to human diets.

Whereas, officials in the city of Hamburg, the second-largest city in Germany are now banning the use of K-Cups from all government buildings due to “causing unnecessary resource consumption and waste generation and often contain polluting aluminum…We in Hamburg thought that these shouldn’t be bought with taxpayers’ money.”

Whereas, recent financial data shows that Americans have decreased the amount of K-Cup’s usage. Manufacturers of these cups, Keurig Green Mountain Inc. and JM Smucker, saw a decrease in pod sales during the fourth quarter of 2015, which could suggest future declines. With Dunkin Brands sharing 50 percent of the profits earned through the sale of K-cups with its franchisees this could not only pose an environmental threat but also a threat to the bottom line.

Whereas, several recyclable or compostable alternative pods have been brought to the market which could be considered by Dunkin Brands.

RESOLVED: Shareowners of Dunkin Brands request the Board to issue a report at reasonable cost, omitting confidential information, by October 1, 2017 assessing the environmental impacts of continuing to use K-Cup Pods brand packaging.

Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial, and operational risks associated with continuing to use K-Cup packaging and, to the extent possible, goals and a timeline to either phase out this type of packaging or find an environmentally friendly alternative.

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board recommends that shareholders vote AGAINST the shareholder proposal.

The Board has carefully considered this proposal and believes that the requested report would be duplicative of the disclosure already made by us and our manufacturing partner, Keurig Green Mountain, Inc. (“Keurig”) and thus would be a waste of our resources and not in the best interests of our stockholders, our franchisees, or our guests.

Dunkin’ Brands has already addressed the underlying concern and the essential objective of the proposal through the release of our Sustainable Packaging Statement.

We are not a manufacturer of Dunkin’ Donuts branded K-Cup pods. Rather, we have entered into a license arrangement with Keurig Green Mountain, Inc. (“Keurig”), pursuant to which Keurig is responsible for the manufacture of Dunkin’ Donuts branded K-Cup pods.

We have previously released a statement on sustainable packaging, which is freely available on our website at www.dunkinbrands.com/responsibility/our-planet/packaging (the “Packaging Statement”). Recognizing that Keurig’s manufacturing expertise makes it best situated to assess the environmental impact and recyclability of K-Cup pods, our statement acknowledges Keurig’s publicly stated intention to make 100 percent of K-Cup pods recyclable by 2020 and also directs readers to Keurig’s website for more information regarding the environmental impact of its K-Cup pods, which information would not otherwise be available to the Company.

The manufacturer is in the best position to complete the analysis requested by the shareholder proposal, and Keurig has already done so. Duplicative research would be a waste of company resources.

In June 2016, Keurig released its Fiscal Year 2015 Sustainability Report (the “Keurig Report”), which addressed the Proposal’s underlying concern by providing Keurig’s assessment of the environmental impact of its K-Cup pods, addressing the downfalls of alternative packaging options and identifying Keurig’s goal of having 100 percent of K-Cup pods recyclable by 2020. A complete copy of the Keurig Report is freely available on Keurig’s website at www.keuriggreenmountain.com/Sustainability/Overview.

The Keurig Report details a 2012 K-Cup pods life-cycle assessment conducted by Keurig to evaluate the pods from cultivation of coffee beans through pod disposal in order to estimate the amount of greenhouse gas emissions (a measure of the emissions that lead to the greenhouse effect) and “Primary Energy Demand” (a measure used by Keurig to show the total amount of energy extracted from the earth or produced via renewable methods) attributable to the various life-cycles of K-Cup pods. As a result of the assessment, Keurig concluded that the disposal of the product packaging after use of a K-Cup pod represents a relatively small portion of the total environmental impact.

In addition to its assessment of the environmental impact of K-Cup pods, the Keurig Report also details Keurig’s evaluation of new pod designs, including compostable pod options, addressing another concern identified in the shareholder proposal. Keurig has tested compostable pods, but has yet to find one that meets its standards for beverage freshness, quality and taste because they don’t adequately protect ingredients from moisture and oxygen without additional packaging, and most compostable products don’t currently degrade in home settings, but require sophisticated commercial facilities.

By providing an assessment of the environmental impact of K-Cup pods, addressing the downfalls of alternative packaging options and identifying the goal of having 100 percent of K-Cup pods recyclable by 2020, the Keurig Report provides information that is not otherwise available to the Company to address the Proposal’s underlying concern and essential objective of a public report detailing the environmental impact of continued use of K-Cup pods brand packaging.

Conclusion

Together with our franchisees and our suppliers, we continuously assess our packaging and look for opportunities for continuous improvement. We will continue to have dialogue with our K-Cup manufacturer on their efforts in this area. However, the report called for by the shareholder proposal would duplicate efforts and be a waste of company resources, which would not be in the best interests of the Company and our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. However, our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration and action by the Nominating & Corporate Governance Committee and the Board. See “Corporate Governance—Majority Voting Guidelines” above. All other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, to approve Proposal 2 (Advisory Vote on Named Executive Officer Compensation), for the ratification of the appointment of the independent registered public accounting firm, and against the shareholder proposal. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote, brokers or nominees are not permitted to vote your shares on any matter other than Proposal 3 (Ratification of the Independent Registered Public Accounting Firm). With respect to the election of directors or the advisory vote on named executive officer compensation and the shareholder proposal, if you do not instruct the broker or nominee how to vote or if you abstain or withhold authority to vote, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2018 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than November 27, 2017. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: Rich Emmett, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2018 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 10, 2018 and no later than February 9, 2018. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

ATTENDING THE ANNUAL MEETING

The Annual Meeting will take place at the Boston Marriott Quincy, located at 1000 Marriott Drive, Quincy, MA 02169. To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 16, 2017, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2016 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 16, 2017. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. Free parking is available. Please enter the building through the main lobby.

DUNKIN’ BRANDS GROUP, INC 130 ROYALL STREET CANTON, MA 02021	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Irene Chang Britt 02 Michael Hines

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain

2.	To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive officers							☐	☐	☐

3.	To ratify the appointment of KPMG LLP as Dunkin’ Brands independent registered public accounting firm for the current fiscal year ending December 30, 2017							☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:								For	Against	Abstain

4.	Shareholder proposal regarding a report on the environmental impact of K-Cup pods brand packaging							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

130 Royall Street

Canton, MA 02021

Annual Meeting Admission Ticket

(and meeting information)

2017 Annual Meeting of Shareholders

10:00 a.m. (EDT), Wednesday, May 10, 2017

Boston Marriott Quincy

1000 Marriott Drive

Quincy, Massachusetts 02169

Please present this admission ticket and photo identification to gain admittance to the meeting.

This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Fiscal 2016 Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

DUNKIN’ BRANDS GROUP, INC Annual Meeting of Shareholders May 10, 2017 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) NIGEL TRAVIS and RICHARD EMMETT, or either of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Wednesday, May 10, 2017 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the shareholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AGAINST PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT.

The Board of Directors recommends a vote FOR the Election of all Director nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.

Continued and to be signed on reverse side